Exhibit 10.2

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AND NOTE
PURCHASE AGREEMENT

Dated as of December 23, 2024
among

SPIRIT AIRLINES, INC.,
a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code, as the Borrower,

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent, and

THE DIP CREDITORS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

v

SCHEDULES

Schedule 1.01A	—	[Reserved]
Schedule 1.01B	—	[Reserved]
Schedule 1.01C	—	[Reserved]
Schedule 1.01D	—	Guarantors
Schedule 1.01E	—	Milestones
Schedule 2.01	—	Term Commitments
Schedule 2.02	—	Note Commitments
Schedule 5.06	—	Litigation
Schedule 5.11	—	Subsidiaries and Other Equity Investments
Schedule 6.17	—	Transactions with Affiliates
Schedule 7.01(b)	—	Existing Liens
Schedule 7.02	—	Existing Investments
Schedule 7.03(c)	—	Existing Indebtedness
Schedule 7.05(g)	—	Specified Dispositions
Schedule 10.02	—	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

Exhibit A-1	—	Committed Loan Notice
Exhibit A-2	—	Request Notice
Exhibit B	—	Term Note
Exhibit C	—	Compliance Certificate
Exhibit D	—	Term Loan Assignment and Assumption
Exhibit E	—	Notes Assignment and Assumption
Exhibit F	—	United States Tax Compliance Certificate
Exhibit G	—	Form of Substitution Notice
Exhibit H	—	Form of Instrument of Transfer
Exhibit I	—	Form of Note

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AND NOTE
PURCHASE AGREEMENT

This SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AND NOTE PURCHASE AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 23, 2024, among SPIRIT AIRLINES, INC., a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (the “Borrower”), each DIP Creditor (as defined below) from time to time party hereto and WILMINGTON SAVINGS FUND SOCIETY, FSB (together with its designated affiliates, “WSFS”), as Administrative Agent and Collateral Agent (each as defined below).

PRELIMINARY STATEMENTS

WHEREAS, on November 18, 2024 (the “Borrower Petition Date”), the Borrower, and on November 25, 2024 (the “Guarantor Petition Date”), certain affiliates and subsidiaries of the Borrower (collectively with the Borrower, the “Debtors”), filed voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the Southern District of New York (such court, together with any other court having exclusive jurisdiction over the case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 24-11988 (SHL) (collectively, the “Chapter 11 Cases”), and have continued in the possession and operation of their assets and management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrower has requested, and the DIP Creditors have agreed to provide, upon the satisfaction (or waiver) of the conditions precedent set forth in the applicable provisions of Article IV below and the other terms of this Agreement, a secured super-priority debtor in possession facility to the Borrower (the “DIP Facility”), in an aggregate principal amount of $300,000,000 consisting of Term Loans made available to the Borrower on the Closing Date in accordance with the terms hereof, with the proceeds of such Term Loans used to fund working capital and certain permitted administrative expenses of the Debtors during the pendency of the Chapter 11 Cases and to make certain other payments and for other general corporate purposes, in each case in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adequate Protection Obligations” has the meaning specified in the Adequate Protection Order or the DIP Order, as applicable.

“Adequate Protection Order” means an interim order of the Bankruptcy Court authorizing the Debtors’ use of the Cash Collateral (if any) and providing adequate protection for the Senior Secured Noteholders (as defined in the Restructuring Support Agreement), the Secured Notes Trustee (as defined in the Restructuring Support Agreement) and the agent or lenders under the Prepetition Revolving Credit Agreement.

“Ad Hoc Group of Convertible Noteholders Advisors” has the meaning specified in the Restructuring Support Agreement.

“Ad Hoc Group of Senior Secured Notes Noteholders Advisors” has the meaning specified in the Restructuring Support Agreement.

“Administrative Agent” means, subject to Section 9.13, WSFS in its capacity as administrative agent under the Credit Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the DIP Creditors.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Fee Letter” means the DIP Facility - Agent Fee Letter, dated November 18, 2024, by and between the Borrower and WSFS, and as otherwise amended, supplemented or modified from time to time.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, agents, co-agents, sub-agents, supplemental agents, and the officers, directors, employees, agents, equityholders, partners, consultants, trustees, administrators, managers, advisors, representatives and attorneys-in-fact of the Agents, their respective Affiliates and such other Persons.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the DIP Creditors.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Agreement Currency” has the meaning specified in Section 10.17.

“Aircraft” means any contrivance invented, used, or designed to navigate, or fly in, the air.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto, as in effect in the United States.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Appliance” means any instrument, equipment, apparatus, part, appurtenance, or accessory used, capable of being used, or intended to be used, in operating or controlling Aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to Aircraft during flight, and not a part of an Aircraft, Engine, or Propeller.

“Applicable Lending Office” means for any DIP Creditor, such DIP Creditor’s office, branch or affiliate designated for Term SOFR Loans or Base Rate Loans, or Term SOFR Notes or Base Rate Notes, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such DIP Creditor.

“Applicable Percentage” means, at any time (a) with respect to any DIP Creditor with a Term Commitment or Note Commitment of any Class, the percentage (carried out to the 9th decimal place) equal to a fraction the numerator of which is the amount of such DIP Creditor’s Term Commitment or Note Commitment of such Class at such time and the denominator of which is the aggregate amount of all Term Commitments or Note Commitments of such Class of all DIP Creditors and (b) with respect to the Loans or Notes of any Class, a percentage (carried out to the 9th decimal place) equal to a fraction the numerator of which is such DIP Creditor’s Outstanding Amount of the Loans or Notes of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans or Notes of such Class.

“Applicable Rate” means a percentage per annum equal to, (x) for Term Loans and Notes that are Term SOFR Loans and Term SOFR Notes, respectively, 7.00% and (y) for Term Loans and Notes that are Base Rate Loans and Base Rate Notes, respectively, 6.00%.

“Appropriate DIP Creditor” means, at any time, with respect to Loans or Notes of any Class, the DIP Creditors of such Class.

“Approved Budget” means a thirteen (13) week rolling cash flow budget of the Borrower and its Subsidiaries for the following 13 calendar weeks, which shall be approved by the Required DIP Creditors in their reasonable discretion in substantially the form of Schedule 1 attached to the DIP Order (the “Initial Approved Budget”). As used herein, “Approved Budget” shall initially refer to the Initial Approved Budget delivered prior to the Closing Date and thereafter shall refer to the most recent Approved Budget delivered by the Borrower and approved by the Required DIP Creditors in accordance with Section 6.01(d).

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any DIP Creditor, any Fund that is administered, advised or managed by (a) such DIP Creditor, (b) an Affiliate of such DIP Creditor or (c) an entity or an Affiliate of an entity that administers, advises or manages such DIP Creditor.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D (in the case of Term Loans) or Exhibit E (in the case of Notes) or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended on December 31, 2023 and (ii) the related audited consolidated statement of income, cash flows and changes in retained earnings for such fiscal year.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code, as heretofore and hereafter amended, and codified in 11 U.S.C. section 101 et seq.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person or its direct or indirect parent becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required DIP Creditors, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its direct or indirect parent.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the sum of the Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Note” means a Note that bears interest at a rate based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the written direction of the Required DIP Creditors) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for United States dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the written direction of the Required DIP Creditors) and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representatives will be determined by reference to the most recent statement of publication reference in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve System of the United States (or any successor), the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); and/or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document pursuant to Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” has the meaning specified in Section 6.20.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Petition Date” has the meaning specified in the recitals hereto.

“Borrowing” means (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect and (ii) Notes of the same Class and Type issued, converted or continued on the same date and, in the case of Term SOFR Notes, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed; provided, however, that when used in connection with the borrowing or repayment of DIP Loans and/or DIP Notes that bear interest at a rate based on Term SOFR, the term “Business Day” shall mean any U.S. Government Securities Business Day.

“Cape Town Convention” means the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001 at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto, as in effect in the United States.

“Cape Town Treaty” means, collectively, (a) the Cape Town Convention, (b) the Aircraft Protocol, and (c) all rules and regulations (including but not limited to the Regulations and Procedures for the International Registry) adopted pursuant thereto and all amendments, supplements and revisions thereto.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment in a consolidated statement of cash flows and reflected in the consolidated balance sheet of the Borrower and its Subsidiaries and (b) Capitalized Lease Obligations incurred by Borrower and its Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all capital and finance leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.

“Carve Out” has the meaning specified in the DIP Order.

“Cash Collateral” has the meaning specified in the DIP Order.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(1)   Dollars;

(2)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)   repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), with maturities of 24 months or less from the date of acquisition;

(6)   marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)   readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(8)   readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9)   Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(10)   with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(11)   investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (10) above.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary in respect of any Cash Management Services to any provider thereof.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases regarding the Credit Parties’ cash management system, bank accounts, cash collection and disbursements, intercompany transactions, bank fee, business forms, corporate cards and related matters, in form and substance satisfactory to the Required DIP Creditors, as the same may be amended, modified or supplemented from time to time.

“Casualty Event” means any event that gives rise to the receipt by a Credit Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Cayman Guarantor” means any Guarantor organized or incorporated under the laws of the Cayman Islands.

“Cayman Share Mortgages” means collectively each equitable share mortgage in respect of shares of: (a) Spirit Loyalty Cayman Ltd., dated the Closing Date, between Spirit Finance Cayman 2 Ltd. and the Collateral Agent, (b) Spirit IP Cayman Ltd., dated the Closing Date, between Spirit Finance Cayman 2 Ltd. and the Collateral Agent, (c) Spirit Finance Cayman 2 Ltd., dated the Closing Date, between Spirit Finance Cayman 1 Ltd. and the Collateral Agent and (d) Spirit Finance Cayman 1 Ltd., dated the Closing Date, between the Borrower and the Collateral Agent, each for the benefit of the Secured Parties.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or

(2)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of the Borrower (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such beneficial owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of the Borrower with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares); or

(3)   the Borrower ceases to own and control, directly or indirectly, 100% of the Equity Interests in any other Credit Party.

“Chapter 11 Cases” has the meaning specified in the recitals hereto.

“Class” means (i) with respect to Commitments, Loans or Notes, those of such Commitments, Loans or Notes that have the same terms and conditions (without regard to differences in the Type of Loan or Note, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with such Commitments, Loans or Notes, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments, Loans or Notes may be designated in writing by the Borrower and DIP Creditors holding such Commitments, Loans or Notes on the effective date thereof as a separate Class from other Commitments, Loans or Notes that have the same terms and conditions and (ii) with respect to DIP Creditors, those of such DIP Creditors that have Commitments, Loans or Notes of a particular Class. As of the Closing Date, there is a single Class of Commitments, Loans or Notes.

“Closing Date” means the date on which all of the conditions set forth in Section 4.01 are fulfilled or waived (which, for the avoidance of doubt, shall mean December 23, 2024).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in the Orders and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document (including the Orders).

“Collateral Agent” means WSFS, in its capacity as collateral agent under any of the Credit Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)   the Collateral Agent shall have received each document or instrument required to be delivered on the Closing Date pursuant to Section 4.01(v), or thereafter pursuant to Section 6.10 or Section 6.12;

(b)   all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Subsidiaries of the Borrower, including (x) as of the Closing Date, those entities that are listed on Schedule 1.01D hereto, which in any event will include all Subsidiaries that are Debtors as of the Closing Date and (y) after the Closing Date, each entity required to become a guarantor pursuant to the terms of this Agreement or the Orders (each, a “Guarantor” and collectively, the “Guarantors”);

(c)   the Obligations and the Guarantees shall have been secured pursuant to the Orders or the Cayman Share Mortgages by a first-priority security interest in all Equity Interests held directly by the Borrower or any other Credit Party, subject to those Liens not prohibited under Section 7.01; and

(d)   except to the extent otherwise provided hereunder, the Obligations and the Guarantees shall have been secured by a perfected security interest in the Collateral pursuant to the Orders or the Cayman Share Mortgages, with the priority required by the Orders and all certificates, documents and instruments, including all Uniform Commercial Code financing statements required by requirements of Law and reasonably requested by the Collateral Agent to be filed, delivered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Orders, and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed or recorded or delivered to the Collateral Agent for filing or recording.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Borrower in good faith and in consultation with the Required DIP Creditors reasonably determines that the cost or other consequences (including any adverse tax consequences that are not de minimis) of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the DIP Creditors therefrom.

The Required DIP Creditors may grant extensions of time for the perfection of security interests in (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where they reasonably determine, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(A)   Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Orders and, to the extent appropriate in the applicable jurisdiction, as agreed between the Required DIP Creditors and the Borrower;

(B)   the Collateral and Guarantee Requirement shall not apply to any Excluded Assets;

(C)   no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(D)   no actions in any jurisdiction other than the U.S. or Cayman Islands or that are necessary to comply with the Laws of any jurisdiction other than the U.S. or Cayman Islands shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or Cayman Islands or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the U.S. or Cayman Islands);

(E)   general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principle may limit the ability of a Foreign Subsidiary (other than the Cayman Guarantors) to provide a Guarantee or Collateral or may require that the Guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower in consultation with the Required DIP Creditors;

(F)   [reserved]; and

(G)   there shall be no requirement to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters, in each case, unless required by the terms of the Orders.

“Collateral Documents” means, collectively, the Cayman Share Mortgages and the Orders. The Cayman Share Mortgages shall supplement, and shall not limit, the grant of Liens on and security interests in the Collateral pursuant to the Orders.

“Collateral Material Adverse Effect” means a material adverse effect on the value of the Collateral, taken as a whole.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower or any Subsidiary.

“Commitment” means a Term Commitment or Note Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1 (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communications” has the meaning set forth in Section 10.02(g).

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02 and other technical, administrative or operational matters) that the Required DIP Creditors decide (in consultation with the Borrower and the Administrative Agent) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required DIP Creditors and the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Required DIP Creditors determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required DIP Creditors reasonably decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents); provided, that any such changes shall be administratively feasible for the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Noteholder” means any “Holder” under and as defined in the Prepetition Convertible Notes Indenture.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning specified in Section 10.27(a).

“Credit Documents” means, collectively, (i) this Agreement, (ii) the Term Notes, (iii) [reserved], (iv) [reserved], (v) the Cayman Share Mortgages, (vi) all Approved Budgets, (vii) all approved Variance Reports, (viii) the Orders, (ix) the Notes and (x) any written agreement among one or more of the Credit Parties and the Required DIP Creditors that expressly provides such written agreement constitutes a “Credit Document”.

“Credit Extension” means a Borrowing.

“Credit Parties” means, collectively, (i) the Borrower and (ii) each Guarantor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the recitals hereto.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time after the occurrence of and during the continuance of an Event of Default pursuant to Section 8.01(a), an interest rate equal to (a) with respect to any outstanding principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term SOFR Loans or Term SOFR Notes, the determination of the applicable interest rate is subject to Section 2.03(c) to the extent that Term SOFR Loans or Term SOFR Notes, as applicable, may not be converted to, or continued as, Term SOFR Loans or Term SOFR Notes, as applicable, pursuant thereto) and (b) with respect to any overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans or Base Rate Notes plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting DIP Creditor” means any DIP Creditor that

(a)   has failed or refused (in writing), within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans and/or Notes required to be funded by it or (ii) pay over to the Administrative Agent or any other DIP Creditor any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such DIP Creditor notifies the Administrative Agent and the Borrower in writing that such failure is the result of such DIP Creditor’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied,

(b)   has notified the Borrower or the Administrative Agent or any other DIP Creditor in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement indicates that such position is based on such DIP Creditor’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan and/or Note cannot be satisfied),

(c)   has failed, within three (3) Business Days after request by the Administrative Agent, the Borrower or any DIP Creditor, acting in good faith, to provide a certification in writing from an authorized officer of such DIP Creditor that it will comply with its obligations to fund prospective Loans and/or Notes, provided that such DIP Creditor shall cease to be a Defaulting DIP Creditor pursuant to this clause (c) upon such Administrative Agent’s or DIP Creditor’s and the Borrower’s receipt of such certification in form and substance satisfactory to it and the Required DIP Creditors,

(d)   has become the subject of a Bankruptcy Event, or

(e)   has become the subject of a Bail-In Action.

Any determination by the Required DIP Creditors that a DIP Creditor is a Defaulting DIP Creditor under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such DIP Creditor shall be deemed to be a Defaulting DIP Creditor (subject to the last paragraph of Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other DIP Creditor promptly following such determination. The Administrative Agent shall not be deemed to have knowledge or notice of designation of any DIP Creditor as a “Defaulting DIP Creditor” hereunder unless the Administrative Agent has received written notice thereof from the Required DIP Creditors, which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice, the Administrative Agent may conclusively assume that no DIP Creditor under this Agreement has been designated as a “Defaulting DIP Creditor”.

“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans, Notes and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Credit Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“DIP Creditor” or “DIP Creditors” means the Fronting Lender (for so long as the Fronting Lender constitutes a DIP Term Loan Creditor), each DIP Notes Creditor, each DIP Term Loan Creditor, each other Person signatory hereto as a “DIP Creditor” and each other Person that becomes a “DIP Creditor” hereunder pursuant to Section 10.07 and/or Section 11.02, as applicable.

“DIP Facility” has the meaning specified in the recitals hereto.

“DIP Liens” has the meaning specified in the DIP Order.

“DIP Notes Creditor” means each DIP Creditor (a) (i) with a Note Commitment listed in Schedule 2.02 and/or (ii) that holds an outstanding Note and (b) that is an Eligible Note Purchaser, and each other Person that becomes a “DIP Notes Creditor” hereunder pursuant to Section 10.07 and/or Section 11.02, as applicable.

“DIP Notes Creditor Register” has the meaning specified in Section 11.01.

“DIP Order” has the meaning specified in the Restructuring Support Agreement.

“DIP Order Entry Date” means the date on which the DIP Order is entered by the Bankruptcy Court.

“DIP Term Loan Creditor” means each DIP Creditor with a Term Commitment listed in Schedule 2.01 and/or each DIP Creditor that holds an outstanding Term Loan, and each other Person that becomes a “DIP Term Loan Creditor” hereunder pursuant to Section 10.07, as applicable.

“DIP Term Loan Creditor Register” shall have the meaning assigned to such term in Section 10.07(d).

“DIP Superpriority Claims” has the meaning specified in the DIP Order.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person (in one transaction or in a series of transaction and whether effected pursuant to a Division or otherwise), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of an initial public offering, change of control or asset sale so long as any rights of the holders thereof upon the occurrence of an initial public offering, change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and Notes and all other Obligations that are accrued and payable and the termination of all outstanding Term Loans and Notes), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, unless such redemption is conditioned is conditioned on the prior repayment in full of the Term Loans and Notes and all other Obligations that are accrued and payable and the termination of all outstanding Term Loans and Notes, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued unless, in each case, such redemption or other payments is expressly conditioned on available capacity under Section 7.06.

“Disqualified DIP Creditors” means (a) such Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date, (b) competitors of the Borrower and the other Subsidiaries that have been specified in writing to the Administrative Agent from time to time by the Borrower and (c) any of their Affiliates (other than in the case of clause (b), Affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Administrative Agent by the Borrower or (y) clearly identifiable on the basis of such Affiliates’ name; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Term Loans or Notes from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for DIP Creditors that are not Disqualified DIP Creditors (it being understood and agreed that such prohibitions with respect to Disqualified DIP Creditors shall apply to any potential future assignments or participations to any such parties). The schedule of Disqualified DIP Creditors shall be maintained with the Administrative Agent and may be communicated to a DIP Creditor upon request to the Administrative Agent (with concurrent notice to the Borrower) but shall not otherwise be posted or made available to DIP Creditors.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DOT” means the United States Department of Transportation and any successor thereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Aircraft” means Airbus model A319, A320 or A321 family aircraft (including any new engine option variants of any such aircraft), in each case that are owned by the Borrower or any other applicable Grantor and that are eligible for the benefits of Section 1110.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Eligible Engine” means any Engine (including any spare Engine) suitable for installation on an Eligible Aircraft or any other Engine reasonably acceptable to the Required DIP Creditors, in each case that are owned by the Borrower or any other applicable Grantor, that are not subject to a sublease, loan or similar arrangement, and that are eligible for the benefits of Section 1110.

“Eligible Note Purchaser” means a Person that is either (i) a “qualified institutional buyer,” as such term is defined in Rule 144A under the Securities Act, (ii) a non-U.S. person as defined under Regulation S under the Securities Act, or (iii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act.

“Eligible Spare Parts” means any Spare Parts and Appliances, in each case that are owned by the Borrower or any other applicable Grantor and that are eligible for the benefits of Section 1110.

“Engine” means an engine used, or intended to be used, to propel an Aircraft, including a part, appurtenance, and accessory of such Engine, except a Propeller.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor or outdoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the Environment or to the generation, transport, storage, use, treatment, handling, disposal, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of or relating to any Credit Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Credit Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Credit Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered status or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Credit Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning specified in the DIP Order.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any DIP Creditor, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a DIP Creditor, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such DIP Creditor with respect to an applicable interest in a Loan, Note or Note Commitment pursuant to a law in effect on the date on which (i) such DIP Creditor acquires such interest in the Loan, Note or Note Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(a)) or (ii) such DIP Creditor changes its lending office, except in each case to the extent that, pursuant to Section 3.01(f), amounts with respect to such Taxes were payable either to such DIP Creditor’s assignor immediately before such DIP Creditor became a party thereto or to such DIP Creditor immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(h) and (d) any withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipts” means any cash receipts received by any Credit Party or any Subsidiary thereof that are (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any Cause of Action, (b) indemnification payments received by any Credit Party or Subsidiary (other than to the extent such indemnification payments are payable pursuant to the terms thereof to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries), (c) any purchase price adjustment or working capital adjustment received by any Credit Party or Subsidiary pursuant to any purchase agreement or related documentation or (d) any Tax refunds or Employee Benefit Plan reversions, in each case, received by any Credit Party or Subsidiary; provided that any receipts contemplated by the Approved Budget shall not constitute Extraordinary Receipts.

“FAA” means the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” means, in the case of airports in the United States, at any time, the right and operational authority to conduct one Instrument Flight Rule (as defined in Title 14) scheduled landing or take-off operation at a specific time or during a specific time period at any airport at which landings or take-offs are restricted, including, without limitation, slots and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes now or hereinafter in effect.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“First Day Orders” means all orders entered by the Bankruptcy Court on or, within five days of, the Borrower Petition Date, or based on motions filed on or about the Petition Date.

“Floor” means 0.0% per annum.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any the Borrower or any Subsidiary with respect to employees outside the United States related thereto.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Arrangement” means the assignments of the Term Loans by the Fronting Lender following the Closing Date to certain members of the Ad Hoc Secured Notes Group and the Ad Hoc Convertible Notes Group pursuant to terms and conditions customary for fronting arrangements and otherwise agreed between the Fronting Lender and the applicable group member.

“Fronting Fee Letter” means that certain fee letter, dated as of November 18, 2024, between the Borrower and the Fronting Lender.

“Fronting Lender” means Barclays Bank PLC, in its capacity as fronting lender.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing or trading in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Term Loans and Notes.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required DIP Creditors request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gate Leasehold” means, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired, of the Borrower or a Guarantor in connection with the right to use or occupy space in an airport terminal at any airport.

“Governmental Authority” means any nation or government, any state, province, territory, country or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Granting DIP Creditor” has the meaning specified in Section 10.07(h).

“Ground Support Equipment” means the equipment owned by the Borrower or, if applicable, any other Grantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Release Event” has the meaning specified in Section 9.11(c).

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantor Petition Date” has the meaning specified in the recitals hereto.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any laws related to the Environment because of their hazardous, toxic, dangerous or deleterious characteristics or properties, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“IATA” means the International Air Transport Association and any successor thereto.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)   the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)   net obligations of such Person under any Swap Contract;

(d)   all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable);

(e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)   all Attributable Indebtedness;

(g)   all obligations of such Person in respect of Disqualified Equity Interests; and

(h)   all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited, (B) in the case of the Borrower and the Subsidiaries, exclude all Intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice, (C) exclude intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower and the Subsidiaries, (D) exclude contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (E) exclude any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business and (F) exclude prepaid or deferred revenue arising in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“International Interest” means an “international interest” as defined in the Cape Town Treaty.

“International Registry” means the “International Registry” as defined in the Cape Town Treaty.

“Intercompany Indebtedness” means Indebtedness by and among the Borrower and any Subsidiary.

“Interest Payment Date” means (a) as to any Loan or Note other than a Base Rate Loan or Note other than a Base Rate Note, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan or Note, as applicable, was made; and (b) as to any Base Rate Loan or Base Rate Note, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan or Term SOFR Note, the period commencing on the date of such Borrowing (including as a result of a conversion of Base Rate Loans or Base Rate Notes) or on the last day of the preceding Interest Period applicable to such Borrowing ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month thereafter; provided that if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.17.

“Junior Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Credit Documents.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan, Note, Term Commitment or Note Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise),

deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash of the Borrower and its Subsidiaries as of such date (including, for the avoidance of doubt, the proceeds of the Loans and the Notes).

“Loans” means the Term Loans.

“Loyalty Noteholder” means any “Holder” under and as defined in the Prepetition Loyalty Notes Indenture.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole (other than as a result of events leading up to or customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), (ii) the ability of the Credit Parties (taken as a whole) to perform their respective payment obligations under the Orders and the other Credit Documents (other than as a result of events leading up to or customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof) or (iii) the rights and remedies of the DIP Creditors or the Agents under the Orders and the other Credit Documents, including the ability of the DIP Creditors or the Agents to enforce the Credit Documents.

“Material Intellectual Property” means any intellectual property that is material to the operation of the business of the Borrower and the Subsidiaries, taken as a whole.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” hereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (c) the acceleration of the Obligations and the termination of the unfunded Term Commitments and Note Commitments (if any) hereunder in accordance with the terms hereof, (d) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code and (e) dismissal of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to one or more cases under chapter 7 of the Bankruptcy Code or appointment of a trustee or examiner in any of the Chapter 11 Cases; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Milestones” means the milestones set forth on Schedule 1.01(E).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Collateral” has the meaning specified in the Prepetition Revolving Credit Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)   with respect to the Disposition of any Collateral by the Borrower or any Subsidiary or any Casualty Event, an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Credit Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Obligations under the Credit Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Borrower), (D) [reserved], and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets or purchase price adjustment established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve;

(b)   with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, Taxes, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance;

(c)   with respect to any Extraordinary Receipts, the gross cash proceeds received by or on behalf of any Credit Party in connection therewith, as the case may be, less any reasonable costs incurred in connection with such Extraordinary Receipts, including all reasonable out-of-pocket costs and expenses incurred in connection with the collection of such proceeds and any Taxes reasonably estimated to be payable in connection therewith;

provided that in each case of clauses (a) and (c), no proceeds shall constitute Net Proceeds unless the aggregate net proceeds received since the Closing Date exceeds $10,000,000, and then, only net proceeds in excess of such $10,000,000 threshold will constitute Net Proceeds.

“Non-Consenting DIP Creditor” has the meaning specified in Section 3.06(c).

“Note” has the meaning specified in Section 2.02(a).

“Note Borrowing” means a Borrowing in respect of a Class of Notes.

“Note Commitment” means, as to each DIP Creditor, its obligation to purchase Notes from the Borrower pursuant to Section 2.02(a) in an aggregate principal amount not to exceed the amount set forth opposite such DIP Creditor’s name on Schedule 2.02 hereto under the caption “Note Commitment”, or in the Assignment and Assumption pursuant to which such DIP Creditor becomes a party hereto, as applicable. The initial aggregate amount of the Note Commitments as of the Closing Date is $40,130,274.08.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party or other Subsidiary arising under any Credit Document or otherwise with respect to any Loan or Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and of any of their Subsidiaries to the extent they have obligations under the Credit Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Credit Party or any other Subsidiary under any Credit Document and (b) the obligation of any Credit Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any DIP Creditor, in its sole discretion, may elect to pay or advance on behalf of such Credit Party or such Subsidiary.

“Orders” means, collectively, the DIP Order and the Adequate Protection Order.

“Organizational Documents” means (a) with respect to any corporation, company or exempted company, the certificate or articles of incorporation, the notice of articles, the memorandum and articles of association, any certificates of change of name and/or the bylaws (as applicable); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) in the case of any unlimited liability company, its memorandum of association and articles of association (or similar documents); and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original DIP Notes Creditor” means each DIP Notes Creditor listed on Schedule 2.01 and party hereto on the date of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan, Note or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to the Term Loans and Notes, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Notes.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement.

“Permitted Equity Issuance” means any:

(a)   public or private sale or issuance of any Qualified Equity Interests;

(b)   contribution to the equity capital of the Borrower (other than any such contribution made in exchange for Disqualified Equity Interests); or

(c)   sale or issuance of Indebtedness of the Borrower (other than Intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of the Borrower;

provided that the amount of any Permitted Equity Issuance will be the amount of cash and Cash Equivalents received by the Borrower from any Person other than a Subsidiary in connection with such sale, issuance or contribution and the fair market value of any other property received by the Borrower from any other Person other than a Subsidiary in connection with such sale, issuance or contribution (measured at the time made), without adjustment for subsequent changes in the value.

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Variance” means with respect to any applicable Variance Test Period (1) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors (other than (i) all cash receipts from the proceeds of any Specified Disposition and (ii) all cash receipts from the proceeds of any Specified Refinancings) not in excess of 20% and (2) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than (i)

all Professional Fees and (ii) all disbursements in respect of any Specified Debt Repayment and any Specified Refinancing) not in excess of 20%, in each case, based on a rolling four-week period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, exempted company, partnership, Governmental Authority, Airport Authority or other entity.

“Petition Date” means the Borrower Petition Date or the Guarantor Petition Date, as the context requires.

“Platform” has the meaning specified in Section 6.02.

“Pledged Aircraft” means, as of any date, the Eligible Aircraft included in the Collateral as of such date.

“Pledged Engines” means, as of any date, the Eligible Engines included in the Collateral as of such date.

“Pledged Gate Leaseholds” means, as of any date, the Gate Leaseholds included in the Collateral as of such date.

“Pledged Ground Support Equipment” means, as of any date, the Ground Support Equipment included in the Collateral as of such date.

“Pledged Slots” means, as of any date, the Slots included in the Collateral as of such date.

“Pledged Spare Parts” means, as of any date, the Eligible Spare Parts included in the Collateral as of such date.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepetition 2025 Convertible Notes Indenture” means that certain First Supplemental Indenture, dated as of May 12, 2020, among the Borrower and Wilmington Trust, National Association, as trustee, as amended, supplemented, waived or otherwise modified from time to time prior to the Petition Date, in each case to the extent not prohibited hereunder.

“Prepetition 2026 Convertible Notes Indenture” means that certain Second Supplemental Indenture, dated as of April 30, 2021, among the Borrower and Wilmington Trust, National Association, as trustee, as amended, supplemented, waived or otherwise modified from time to time prior to the Petition Date, in each case to the extent not prohibited hereunder.

“Prepetition Debt” means, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Prepetition Loyalty Notes Indenture” means that certain Indenture, dated as of September 17, 2020, among the Credit Parties and Wilmington Trust, National Association, as trustee and collateral custodian, as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, in each case to the extent not prohibited hereunder.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Prepetition Debt, (ii) “critical or foreign vendor payments”, (iii) trade payables (including, without limitation, in respect of reclamation claims), or (iv) other pre-petition claims against any Credit Party.

“Prepetition Revolver Priority Collateral” means “Prepetition RCF Collateral” as defined in the DIP Order.

“Prepetition Revolving Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of March 30, 2020, among the Borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent (the “Prepetition Revolving Administrative Agent”) and Wilmington Trust, National Association, as collateral agent (the “Prepetition Revolving Collateral Agent” and, together with the Prepetition Revolving Administrative Agent, the “Prepetition Revolving Agents”), as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, in each case to the extent not prohibited hereunder.

“Prepetition Revolving Loans” means the “Loans” under and as defined in the Prepetition Revolving Credit Agreement.

“Prepetition Secured Parties” means the holders of Indebtedness under the Prepetition Revolving Credit Agreement and the Prepetition Loyalty Notes Indenture.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Professional Fees” means all professional fees, including professional fees and expenses incurred by the Debtors, the Agents, the Prepetition Revolving Agents, the Ad Hoc Secured Notes Group Advisors, the Ad Hoc Convertible Notes Group Advisors, the U.S. Trustee and any statutory committee, that are owed and payable by the Debtors.

“Professional User” shall have the meaning given it in the Regulations and Procedures for the International Registry.

“Propeller” means any propeller, including any part, appurtenance, and accessory of a propeller.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public DIP Creditor” has the meaning specified in Section 6.02.

“Put Option Premium” has the meaning specified in Section 2.09(c).

“QFC Credit Support” has the meaning specified in Section 10.27.

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Quotation Date” means, in respect of the determination of Term SOFR for any Interest Period for a Term SOFR Loan or Term SOFR Note, the day that is two Business Days prior to the first day of such Interest Period.

“Recipient” means the Administrative Agent, any DIP Creditor or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Registrar” means a registrar appointed by the Borrower to maintain the DIP Notes Creditor Register.

“Regulations and Procedures for the International Registry” means the official English language text of the International Registry Procedures and Regulations issued by the Supervisory Authority (as defined in the Cape Town Convention) pursuant to the Aircraft Protocol.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching on, into or through the Environment or into, from or through any building structure or facility.

“Relevant Body Occasion” has the meaning specified in Section 6.20.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, (i) with respect to a Term Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice and (ii) with respect to a Note Borrowing, conversion or continuation of Notes, a Request Notice.

“Request Notice” means a notice of (a) a Note Borrowing, (b) a conversion of Notes from one Type to the other or (c) a continuation of Term SOFR Notes pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-2 (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Required DIP Creditors” means, as of any date of determination, DIP Creditors having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments and Note Commitments; provided that the unused Term Commitment and Note Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting DIP Creditor shall be excluded for purposes of making a determination of Required DIP Creditors.

“Rescindable Amount” has the meaning as defined in Section 2.12(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer or director of a Credit Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Required DIP Creditors. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 18, 2024, among the Borrower, certain Subsidiaries of the Borrower and the Consenting Stakeholders (as defined therein), as amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions Laws and Regulations” means any sanctions or related requirements imposed by the USA PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 2 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control or the U.S. Department of State enacted in the United States after the Closing Date.

“Scheduled Maturity Date” means December 23, 2025.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Agents, the DIP Creditors and each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.02.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933.

“Slot” means (a) in the case of airports outside the United States, at any time, the right and operational authority to conduct one landing or takeoff at a specific time or during a specific time period, or (b) in the case of airports in the United States, FAA Slots.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Spare Parts” means all accessories, appurtenances, or parts of an Aircraft (except an Engine or Propeller), Engine (except a Propeller), Propeller, or Appliance, that are to be installed at a later time in an Aircraft, Engine, Propeller or Appliance.

“Slot and Gate Security Agreement” shall mean that certain Slot and Gate Security Agreement (if any), entered into by the Borrower and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Communications” has the meaning set forth in Section 10.02(g).

“Specified Debt Repayment” means the repayment of any outstanding Indebtedness secured by the property or assets that are subject to any Specified Disposition.

“Specified Disposition” means any Disposition set forth on Schedule 7.05(g) hereto.

“Specified Refinancing” means the repayment or other replacement of the Borrower’s 2015-1 EETC Class B Indebtedness and 2017-1 EETC Class B Indebtedness and issuance of refinancing or replacement EETC Indebtedness secured by the same underlying aircraft as such 2015-1 EETC Class B Indebtedness and 2017-1 EETC Class B Indebtedness.

“Subordinated Debt” means Indebtedness that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms, (ii) secured by Liens that are junior in priority to Liens securing the Obligations and/or (iii) unsecured.

“Subsidiary” of a Person means a corporation, company, exempted company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Substitute DIP Notes Creditor” has the meaning specified in Section 10.31.

“Superpriority Claim” means a claim against any Debtor in any of the Chapter 11 cases which is an administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning specified in Section 10.27.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by a recognized dealer in such Swap Contracts (which may include a DIP Creditor or any Affiliate of a DIP Creditor) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by a recognized dealer in such Swap Contracts (which may include a DIP Creditor or any Affiliate of a DIP Creditor).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings (including backup withholdings) imposed by any Governmental Authorities, and all liabilities (including additions to tax, penalties and interest) applicable thereto.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means, as to each DIP Creditor, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such DIP Creditor’s name on Schedule 2.01 hereto under the caption “Term Commitment”, or in the Assignment and Assumption pursuant to which such DIP Creditor becomes a party hereto, as applicable. The initial aggregate amount of the Term Commitments as of the Closing Date is $259,869,725.92.

“Term Loans” has the meaning specified in Section 2.01.

“Term Note” means a promissory note of the Borrower payable to any DIP Creditor or its registered assigns, in substantially the form of Exhibit B hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such DIP Creditor resulting from any Class of Term Loans made by such DIP Creditor.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), and (b) the termination of the Term Commitments (if any).

“Term SOFR” means:

(a)    for any Interest Period for a Term SOFR Loan or Term SOFR Note, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan or Base Rate Note on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the DIP Creditors in their reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Note” means a Note that bears interest at a rate based on Term SOFR.

“Term SOFR Rate Borrowing” means a Term Borrowing comprising Term SOFR Loans or Term SOFR Notes.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” means Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and Notes.

“Transactions” means, collectively, (a) the execution and delivery of the Credit Documents and the funding of the Term Loans and Notes, (b) the other transactions contemplated by the Restructuring Support Agreement and (c) the payment of Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower, or any Subsidiary in connection with the Transaction and the transactions contemplated in connection therewith, including any amortization thereof in any period and the Put Option Premium.

“Type” means, (i) with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan and (ii) with respect to a Note, its character as a Base Rate Note or a Term SOFR Note.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27.

“U.S. Trustee” has the meaning specified in the DIP Order.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a DIP Creditor or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such DIP Creditor or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Use or Lose Rule” means with respect to FAA Slots, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities or any Airport Authorities.

“Variance Report” has the meaning set forth in Section 6.01(e).

“Variance Test Period” means (i) initially, the period ending on the last day of the fourth full calendar week after the Petition Date and (ii) thereafter, each rolling four-week period ending on the last day of each subsequent week thereafter.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (ii) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii)     The term “including” is by way of example and not limitation.

(iv)      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(e)    Notwithstanding any provisions of this Agreement or Credit Documents to the contrary, the parties hereto agree that any provision herein or therein requiring the consent of the Required DIP Creditors, such consent may be in the form of email confirmation from Required DIP Creditors’ counsel.

Section 1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the most recently delivered audited financial statements delivered pursuant to Section 6.01(a).

Section 1.04    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as expressly provided otherwise herein, including as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08    Currency Equivalents Generally.

(a)    Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (b) or (c) of this Section) or any of the other Credit Documents to be in Dollars shall also include the dollar equivalent of such amount in any currency other than Dollars.

(b)    Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of any Liens, Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(c)    For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(d)    For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

Section 1.09    [Reserved].

Section 1.10    [Reserved].

Section 1.11    Pro Forma Calculations; Basket and Ratio Compliance.

(a)    Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations until such disposition shall have been consummated.

(b)    Notwithstanding anything in this Agreement or any Credit Document to the contrary, within the same covenant, the Borrower may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Borrower may, in its sole discretion, at any later time within the same covenant divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time (provided that with respect to reclassification of Indebtedness and Liens, any such reclassification shall be subject to the parameters of Sections 7.01 and 7.03, as applicable).

Section 1.12    Authorization and Issue of Notes. The Borrower has authorized the issue and sale of up to $40,130,274.08 aggregate principal amount of its Notes. The Notes shall be substantially in the form set out in Exhibit I, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Agreement.

The terms “Note” and “Notes” as used herein shall include each Note and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Each Note will be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Administrative Agent.

Article II

The Term Commitments and Credit Extensions

Section 2.01    The Term Loans. Subject to the terms and conditions set forth herein and in the Orders, the Fronting Lender agrees to make to the Borrower a single loan in Dollars (the “Term Loans”) in a principal amount equal to the Fronting Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

Section 2.02    The Notes.

(a)    Subject to the terms and conditions set forth herein and in the Orders, the Borrower agrees to sell and issue to each DIP Notes Creditor, and each DIP Notes Creditor agrees to purchase from the Borrower, a note denominated in Dollars (the “Notes”) in a principal amount equal to such DIP Notes Creditor’s Note Commitment on the Closing Date. Amounts borrowed under this Section 2.02(a) and repaid or prepaid may not be reborrowed. Notes may be Base Rate Notes or Term SOFR Notes, as further provided herein.

(b)    Sale and Purchase Procedures.

(i)     The sale and purchase of the Notes to be purchased by each DIP Notes Creditor shall occur concurrently with the funding of the Term Loans (the “Closing”).

(ii)    At the Closing the Borrower will cause to be registered in each DIP Notes Creditor’s name (or in the name of its nominee) on the DIP Notes Creditor Register each Note to be purchased by such DIP Notes Creditor, dated as of the Closing Date, against deemed delivery by such DIP Notes Creditor of the purchase price therefor with payment of the purchase price by each DIP Notes Creditor to the Administrative Agent made pursuant to Section 2.03(a), with such payment to the Administrative Agent satisfying such DIP Notes Creditor’s payment obligation under this Section 2.02(b).

(iii)     If at the Closing the Borrower shall fail to cause any such Note to be registered on the DIP Notes Creditor Register, or any of the conditions specified in Article IV shall not have been satisfied, such DIP Notes Creditor shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such DIP Notes Creditor may have by reason of such failure or such nonfulfillment.

(iv)      At the Closing, the Notes shall be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Registrar and no certificated Notes will be issued, unless requested by a DIP Notes Creditor.

Section 2.03    Borrowings, Conversions and Continuations of Loans(a) and Notes.

(a)    Each Borrowing, each conversion of Loans or Notes from one Type to the other, and each continuation of Term SOFR Loans or Term SOFR Notes shall be made upon the Borrower’s irrevocable notice, to the Administrative Agent. Each such notice must be received by the Administrative Agent substantially in the form attached hereto as Exhibit A-1 (with respect to a Term Borrowing) or Exhibit A-2 (with respect to a Note Borrowing) or any other form that may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, conversion or continuation, as applicable; provided, that such notice may be delivered to the Administrative Agent no later than three (3) Business Days prior to the Closing Date (or such shorter period as agreed to by the Required DIP Creditors) in the case of any Borrowing on the Closing Date. Each notice by the Borrower pursuant to this Section 2.03(a) must include a written Committed Loan Notice or Request Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Term SOFR Notes shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans or Base Rate Notes shall be a minimum of $500,000 (and any amount in excess thereof shall be an integral multiple of $100,000). Each Committed Loan Notice and Request Notice shall specify (i) whether the Borrower is requesting a Term Borrowing or Note Borrowing, as applicable, a conversion of Loans or Notes, as applicable, from one Type to the other, or a continuation of Term SOFR Loans or Term SOFR Notes, as applicable, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans or Notes to be borrowed or to which existing Loans or Notes, as applicable are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03(b). If the Borrower fails to specify a Type of Loan or Note in a Committed Loan Notice or Request Notice, as applicable, or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans or Notes shall be made or continued as, or converted to Base Rate Loans or Base Rate Notes, as applicable. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans or Term SOFR Notes. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Term SOFR Notes in any such Committed Loan Notice or Request Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and DIP Creditors acknowledge and agree that any conversion or continuation of an existing Loan or Note shall be deemed to be a continuation of that Loan or Note, as applicable, with a converted interest rate methodology and not a new Loan or Note, as applicable.

(b)    Following receipt of a Committed Loan Notice or Request Notice, the Administrative Agent shall promptly notify each Appropriate DIP Creditor of the amount of its Applicable Percentage of the applicable Class of Loans or Notes, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate DIP Creditor of the details of any automatic conversion to Base Rate Loans or Base Rate Notes, as applicable, or continuation described in Section 2.03(a). In the case of each Borrowing, each Appropriate DIP Creditor shall make (or cause its Applicable Lending Office to make) the amount of its Loan or Note available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Committed Loan Notice or Request Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Committed Loan Notice or Request Notice, make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower maintained with the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Term SOFR Loan or Term SOFR Note may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Term SOFR Note, as applicable, unless the Borrower pays the amount due, if any, under Section 3.04 in connection therewith. During the existence of an Event of Default, the Administrative Agent (acting at the direction of the Required DIP Creditors) or the Required DIP Creditors may elect, upon prior written notice to the Borrower, that (i) no Loans or Notes may be converted to or continued as Term SOFR Loans or Term SOFR Notes, as applicable, and (ii) unless repaid, each Term SOFR Loan and Term SOFR Note shall be converted to a Base Rate Loan or Term SOFR Note, as applicable, at the end of the Interest Period applicable thereto.

(d)    The Administrative Agent shall promptly notify the Borrower and the DIP Creditors of the interest rate applicable to any Interest Period for Term SOFR Loans and Term SOFR Notes upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)    Anything in clauses (a) to (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Term Loans and Term SOFR Notes from one Type to the other, and all continuations of Term Loans and Notes as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time for all Borrowings of Term SOFR Loans and Term SOFR Notes.

(f)     Unless the Administrative Agent shall have received notice from a DIP Creditor prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans or Base Rate Notes, prior to 1:00 p.m., New York City time, on the date of such Borrowing, that such DIP Creditor will not make available to the Administrative Agent such DIP Creditor’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such DIP Creditor has made such Applicable Percentage available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such DIP Creditor shall not have made such portion available to the Administrative Agent, each of such DIP Creditor and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans and/or Notes comprising such Borrowing and (b) in the case of such DIP Creditor, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in consultation with the Borrower in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any DIP Creditor with respect to any amounts owing under this Section 2.03(f) shall be conclusive in the absence of demonstrable error. If the Borrower and such DIP Creditor shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such DIP Creditor pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such DIP Creditor’s Loan or Note included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a DIP Creditor that shall have failed to make such payment to the Administrative Agent.

Section 2.04    [Reserved].

Section 2.05    Prepayments.

(a)    Optional Prepayments. The Borrower may not voluntarily prepay any Loans or Notes, in whole or in part, prior to the Maturity Date.

(b)    Mandatory Prepayments.

(i)     [Reserved].

(ii)    Asset Sales; Casualty Events; Extraordinary Receipts.

(A)    If following the Closing Date (x) the Borrower or any other Credit Party Disposes of any Collateral (other than pursuant to Section 7.05 (b), (c), (d), (e), (f), (g), (i), (k), (l) or (m)) or (y) any Casualty Event occurs with respect to property or assets constituting Collateral, which in the aggregate results in the realization or receipt by the Borrower or any other Credit Party of Net Cash Proceeds the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of Term Loans and Notes in an aggregate principal amount equal to 100% of all such Net Cash Proceeds realized or received; provided that, for the avoidance of doubt, Net Cash Proceeds from the disposition of Prepetition Revolver Priority Collateral shall not be required to be used to prepay Term Loans and/or Notes to the extent (i) Prepetition Revolving Loans are outstanding and (ii) such Net Cash Proceeds are required to prepay Prepetition Revolving Loans.

(B)    If following the Closing Date the Borrower or any other Credit Party receives Net Cash Proceeds of any Extraordinary Receipts the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of Term Loans and Notes in an aggregate principal amount equal to 100% of all such Net Cash Proceeds realized or received.

(C)    On each occasion that the Borrower must make a prepayment of the Term Loans and Notes pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds, make a prepayment, in accordance with Section 2.05(b)(vi) below, of Term Loans and Notes in an aggregate principal amount equal to such Net Cash Proceeds realized or received.

(iii)     Indebtedness. If, following the Closing Date, the Borrower or any Subsidiary incurs or issues any Indebtedness for borrowed money, evidenced by bonds, notes, debentures or Capitalized Lease Obligations not permitted to be incurred pursuant to Section 7.03 (other than Specified Refinancings), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans and Notes equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv)    [Reserved].

(v)    Application of Proceeds. Each prepayment of Term Loans and Notes pursuant to this Section 2.05(b) shall be applied to the installments thereof in direct order of maturity following the applicable prepayment event; provided that any prepayment pursuant to Section 2.05 shall be applied as follows: (1) to the extent such prepayment is funded with the proceeds of the Prepetition Revolver Priority Collateral, such prepayment shall be applied first, to prepay the Prepetition Revolving Loans until all such Prepetition Revolving Loans are repaid in full (or otherwise not required to be repaid pursuant to the Prepetition Revolving Credit Agreement), and second, to prepay Term Loans and Notes on a pro rata basis until all such Term Loans and Notes are repaid in full in cash and (2) to the extent such prepayment is funded with the proceeds of the Collateral, such prepayment shall be applied to prepay the Term Loans and Notes on a pro rata basis until all such Term Loans and Notes are repaid in full in cash. Each such prepayment shall be paid to the DIP Creditors in accordance with their respective Applicable Percentages subject to clause (vi) of this Section 2.05(b).

(vi)    Declined Proceeds. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans and Notes required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) prior to 1:00 p.m., New York City time, at least five (5) Business Days (or such lesser number of Business Days as shall be acceptable to the Required DIP Creditors) on the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate DIP Creditor of the contents of the Borrower’s prepayment notice and of such Appropriate DIP Creditor’s Applicable Percentage of the prepayment. Each Appropriate DIP Creditor may reject all of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans and/or Notes required to be made pursuant to clauses (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than

5:00 p.m., New York City time, three (3) Business Days after the date of such DIP Creditor’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given DIP Creditor shall specify the principal amount of the mandatory prepayment of Term Loans and/or Notes to be rejected by such DIP Creditor. If a DIP Creditor fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans and/or Notes to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans and/or Notes, as applicable. Any Declined Proceeds shall be retained by the Borrower and the Subsidiaries and/or applied by the Borrower or any of the Subsidiaries in any manner not inconsistent with the terms of this Agreement (“Retained Declined Proceeds”).

(c)    Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon and, in the case of any such prepayment of a Term SOFR Loan and/or Note on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan and/or Note pursuant to Section 3.04.

Section 2.06    Termination of Term Commitments and Note Commitments. Term Commitments and Note Commitments shall be reduced dollar for dollar at the time of funding of Term Loans or Notes, as applicable, hereunder and shall terminate upon the funding of such Term Loans or Notes, as applicable, on the Closing Date.

Section 2.07    Repayment of Loans and Notes. The Borrower shall repay to the Administrative Agent for the ratable account of the DIP Creditors holding Term Loans and Notes in Dollars on the Maturity Date, the aggregate principal amount of all Term Loans and Notes outstanding on such date and all other Obligations outstanding on such date.

Section 2.08    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan and Term SOFR Note shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan and Base Rate Note shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    At any time after the occurrence of and during the continuance of an Event of Default pursuant to Section 8.01(a), the Borrower shall pay interest on all outstanding principal amount of the Term Loans and Notes and any past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on all outstanding principal amount of the Term Loans and Notes and any past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c)    Interest on each Loan and Note shall be due and payable in arrears in cash on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09    Fees.

(a)    The Borrower shall pay to the Agents the fees required to be paid pursuant to the Agent Fee Letter, and such fees shall be fully earned, due and payable as specified in the Agent Fee Letter.

(b)    The Borrower shall pay to the Fronting Lender, for the account of such Fronting Lender and not for the account of any other DIP Creditor, the fees and other amounts set forth in the Fronting Fee Letter payable for the account of the Fronting Lender in the manner and at the times specified therein.

(c)    On the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the account of each DIP Creditor, a put option premium in an amount equal to 3.00% of the aggregate amount of such DIP Creditor’s Term Commitments or Note Commitments (collectively, the “Put Option Premium”), which shall be fully earned as of the Closing Date and which shall be payable in kind on the Closing Date (at which point such Put Option Premium shall be capitalized and constitute outstanding Term Loans and Notes, as applicable, upon which interest shall accrue in accordance with Section 2.08(a)).

Section 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans and Base Rate Notes shall be made on the basis of a year of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan and Note for the day on which such Loan or is made or Note is issued, as applicable, and shall not accrue on such Loan or Note, as applicable, or any portion thereof, for the day on which such Loan or Note, as applicable, or such portion is paid (except on the Maturity Date); provided that any such Loan or Note, as applicable, that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11    Evidence of Indebtedness.

(a)    The Credit Extensions made by each DIP Creditor shall be evidenced by one or more accounts or records maintained by such DIP Creditor and by one or more entries in the DIP Term Loan Register or DIP Notes Creditor Register, as applicable. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any DIP Creditor and the DIP Term Loan Register or DIP Notes Creditor Register, the DIP Term Loan Register or DIP Notes Creditor Register, as applicable, shall be conclusive in the absence of demonstrable error.

(b)    Upon the request of any DIP Creditor made through the Administrative Agent, the Borrower shall execute and deliver to such DIP Creditor (through the Administrative Agent) a Term Note payable to such DIP Creditor or its registered assigns, which shall evidence such DIP Creditor’s Loans in addition to such accounts or records. Each DIP Creditor may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12    Payments Generally.

(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective DIP Creditors to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each DIP Creditor its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such DIP Creditor’s Applicable Lending Office. All payments received by the Administrative Agent after 1:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Except as set forth herein to the contrary, including in the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the DIP Creditors hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the DIP Creditors the amount due. With Respect to any payment that the Administrative Agent makes for the account of the DIP Creditors hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the DIP Creditors severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such DIP Creditor in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any DIP Creditor or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d)    If any DIP Creditor makes available to the Administrative Agent funds for any Loan or Note to be made by such DIP Creditor as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such DIP Creditor) to such DIP Creditor, without interest.

(e)    The obligations of the DIP Creditors hereunder to make Loans and/or purchase Notes are several and not joint. The failure of any DIP Creditor to make any Loan or purchase any Note or to fund any such participation on any date required hereunder shall not relieve any other DIP Creditor of its corresponding obligation to do so on such date, and no DIP Creditor shall be responsible for the failure of any other DIP Creditor to so make its Loan, purchase its Note or purchase its participation.

(f)     Nothing herein shall be deemed to obligate any DIP Creditor to obtain the funds for any Loan or Note in any particular place or manner or to constitute a representation by any DIP Creditor that it has obtained or will obtain the funds for any Loan or Note in any particular place or manner.

(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Credit Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the DIP Creditors under or in respect of this Agreement and the other Credit Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the DIP Creditors in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Credit Parties under or in respect of the Credit Documents under circumstances for which the Credit Documents do not specify the manner in which such funds are to be applied, the Administrative Agent shall elect to distribute such funds to each of the DIP Creditors in accordance with such DIP Creditor’s Applicable Percentage of the Outstanding Amount of all Loans and Notes outstanding at such time, in repayment or prepayment of such of the outstanding Loans and/or Notes or other Obligations then owing to such DIP Creditor.

Section 2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein, any DIP Creditor shall obtain on account of the Loans or Notes made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such DIP Creditor shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other DIP Creditors such participations in the Loans or Notes made by them as shall be necessary to cause such purchasing DIP Creditor to share the excess payment in respect of such Loans or Notes or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing DIP Creditor under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing DIP Creditor in its discretion), such purchase shall to that extent be rescinded and each other DIP Creditor shall repay to the purchasing DIP Creditor the purchase price paid therefor, together with an amount equal to such paying DIP Creditor’s ratable share (according to the proportion of (i) the amount of such paying DIP Creditor’s required repayment to (ii) the total amount so recovered from the purchasing DIP Creditor) of any interest or other amount paid or payable by the purchasing DIP Creditor in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a DIP Creditor as consideration for the assignment of or sale of a participation in any of its Loans or Notes to any assignee or participant and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a DIP Creditor of any Class as a result of the extension by DIP Creditors of the maturity date or expiration date of some but not all Loans, Notes, Term Commitments or Note Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans, Notes, Term Commitments or Note Commitments, as applicable, of DIP Creditors that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower agrees that any DIP Creditor so purchasing a participation from another DIP Creditor may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such DIP Creditor were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the DIP Creditors following any such purchases or repayments. Each DIP Creditor that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing DIP Creditor were the original owner of the Obligations purchased.

Section 2.14    [Reserved].

Section 2.15    [Reserved].

Section 2.16    Defaulting DIP Creditors. Notwithstanding any provision of this Agreement to the contrary, if any DIP Creditor becomes a Defaulting DIP Creditor, then the following provisions shall apply for so long as such DIP Creditor is a Defaulting DIP Creditor:

(a)    the Outstanding Amount of Term Loans and Notes of such Defaulting DIP Creditor shall not be included in determining whether all DIP Creditors or the Required DIP Creditors have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that (x) any waiver, amendment or modification of the type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Obligations owing to such Defaulting DIP Creditor or (y) any waiver, amendment or modification (other than as described in the forgoing clause (x) requiring the consent of all DIP Creditors or each affected DIP

Creditor) which affects such Defaulting DIP Creditor disproportionally when compared to other affected DIP Creditors, in each case, shall require the consent of such Defaulting DIP Creditor with respect to the effectiveness of such waiver, amendment or modification with respect to the Obligations owing to such Defaulting DIP Creditor;

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting DIP Creditor (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting DIP Creditor to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or Note in respect of which that Defaulting DIP Creditor has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the DIP Creditors as a result of any judgment of a court of competent jurisdiction obtained by any DIP Creditor against that Defaulting DIP Creditor as a result of that Defaulting DIP Creditor’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by any Credit Party against that Defaulting DIP Creditor as a result of that Defaulting DIP Creditor’s breach of its obligations under this Agreement; and fifth, to that Defaulting DIP Creditor or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or Notes, such payment shall be applied solely to pay the relevant Loans or Notes of the relevant non-Defaulting DIP Creditors on a pro rata basis prior to being applied in the manner set forth in this clause (c).

Section 2.17    [Reserved].

Section 2.18    Priority and Liens.

(a)    Each of the Credit Parties hereby covenants and agrees, that subject to the Orders, the Obligations: (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims (as defined in the Orders) in the Chapter 11 Cases, having the priority set forth in the Orders and (ii) pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, shall at all times be secured by valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral, in each case, having the priorities over the Collateral set forth in the Orders and, with respect to clause (i) and (ii) above, the corresponding provisions of the Orders are incorporated by reference herein as if such provisions appeared herein, mutatis mutandis.

(b)    In accordance with the Orders, all of the Liens described in this Section 2.18 shall be effective and perfected upon entry of the DIP Order without the necessity of the execution, recordation of filings by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by any Agent of, or over, any Collateral, as set forth in the DIP Order.

Section 2.19    Payment of Obligations.

(a)    Upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Credit Parties under this Agreement, the Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01    Taxes. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(a)    Any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any DIP Creditor under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Taxes from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after the deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Borrower shall indemnify each Agent and each DIP Creditor within 10 Business Days after demand therefor for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Agent and such DIP Creditor or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent or DIP Creditor as the case may be, shall be conclusive absent manifest error.

(d)    Each DIP Creditor shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such DIP Creditor (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such DIP Creditor’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such DIP Creditor, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any DIP Creditor by the Administrative Agent shall be conclusive absent manifest error. Each DIP Creditor hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such DIP Creditor under any Credit Document or otherwise payable by the Administrative Agent to such DIP Creditor from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)     Each DIP Creditor agrees that, upon the occurrence of any event giving rise to additional payments pursuant to Section 3.01 with respect to such DIP Creditor it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrower’s expense, to designate another Applicable Lending Office for any Loan or Note affected by such event; provided that such efforts are made on terms that, in the judgment of such DIP Creditor, cause such DIP Creditor and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such DIP Creditor pursuant to Section 3.01.

(g)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)    (i) Any DIP Creditor that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Creditor, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such DIP Creditor is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 3.01(h)(ii)) shall not be required if in the DIP Creditor’s reasonable judgment such completion, execution or submission would subject such DIP Creditor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such DIP Creditor.

Without limiting the generality of the foregoing:

(A) Any DIP Creditor that is a “United States person” (as such term is defined in the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which such DIP Creditor becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent),executed copies of IRS Form W-9 certifying that such DIP Creditor is exempt from U.S. federal backup withholding tax;

(B) Any DIP Creditor that is not a “United States person” shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such DIP Creditor becomes a DIP Creditor to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a DIP Creditor that is not a “United States person” claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Forms W-8ECI;

(3)    in the case of a DIP Creditor that is not a “United States person” claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit F-1 to the effect that such foreign DIP Creditor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)    to the extent a DIP Creditor that is not a “United States person” is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or any other certification documents from each beneficial owner, as applicable; provided that, if the such DIP Creditor is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, such DIP Creditor may provide a United States Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of such direct or indirect partner;.

(C) any DIP Creditor that is not a “United States person” shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such DIP Creditor becomes a DIP Creditor under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in Untied States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to any DIP Creditor under any Credit Document would be subject to Untied States federal withholding Tax imposed by FATCA if such DIP Creditor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such DIP Creditor shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with obligations under FATCA and to determine that such DIP Creditor has complied with such DIP Creditor’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each DIP Creditor agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)     If the Administrative Agent is a “United States person”, it shall deliver to the Borrower executed copies of IRS Forms W-9 certifying that it is exempt from federal backup withholding, and if the Administrative Agent is not a “United States person”, it shall deliver to the Borrower executed copies of IRS Forms W-8ECI with respect to payments received on its own behalf and, with respect to payments received on account of any DIP Creditor, executed copies of IRS Forms W-8IMY certifying that the Administrative Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “United States branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in each of clause (a) and (b), that the Administrative Agent is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and such Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by United States Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(j)     Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a DIP Creditor, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.02    Inability to Determine Rates.

(a)    Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.02, if prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)    the Administrative Agent is advised by the Required DIP Creditors that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such DIP Creditors (or DIP Creditor) of making or maintaining their Loans or Notes (or its Loan or Note) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the DIP Creditors by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the DIP Creditors that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (B) if any Committed Loan Notice or Request Notice requests a Term SOFR Borrowing, such Borrowing shall be made as an Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)    Notwithstanding anything to the contrary herein or in any other Credit Document (and any Swap Contract shall be deemed not to be a “Credit Document” for purposes of this Section 3.02), upon the occurrence of a Benchmark Transition Event, the Administrative Agent (acting at the written direction of the Required DIP Creditors) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent (acting at the written direction of the Required DIP Creditors) has posted such proposed amendment to all affected DIP Creditors and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from DIP Creditors comprising the Required DIP Creditors. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.02 will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower and acting at the written direction of the Required DIP Creditors) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)    The Administrative Agent (acting at the written direction of the Required DIP Creditors) will promptly notify the Borrower and the DIP Creditors of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any DIP Creditor (or group of DIP Creditors) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.02.

(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent (acting at the written direction of the Required DIP Creditors) may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the written direction of the Required DIP Creditors) may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)     Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Borrower may revoke any request for a Term SOFR Loan or Term SOFR Note of, conversion to or continuation of Term SOFR Loans or Term SOFR Notes to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans or Base Rate Notes, as applicable, and (2) any outstanding affected Term SOFR Loans or Term SOFR Notes will be deemed to have been converted to Base Rate Loans or Base Rate Notes, as applicable, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3.03    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans and Term SOFR Notes.

(a)    If any DIP Creditor determines that as a result of any Change in Law, or such DIP Creditor’s compliance therewith, there shall be any increase in the cost to such DIP Creditor of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by such DIP Creditor in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Connection Income Taxes, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such DIP Creditor setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such DIP Creditor such additional amounts as will compensate such DIP Creditor for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such DIP Creditor will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable DIP Creditor is imposing such charges on other similarly situated borrower under comparable syndicated credit facilities.

(b)    If any DIP Creditor determines that as a result of any Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such DIP Creditor (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such DIP Creditor or any corporation controlling such DIP Creditor as a consequence of such DIP Creditor’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such DIP Creditor’s desired return on capital), then from time to time upon demand of such DIP Creditor setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such DIP Creditor such additional amounts as will compensate such DIP Creditor for such reduction within fifteen (15) days after receipt of such demand.

(c)    The Borrower shall pay to each DIP Creditor, (i) as long as such DIP Creditor shall be required to maintain reserves with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each Term SOFR Loan or Term SOFR Note equal to the actual costs of such reserves allocated to such Loan or Note, as applicable, by such DIP Creditor (as determined by such DIP Creditor in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such DIP Creditor shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Term Commitments or the funding of the Term SOFR Loans or Term SOFR Notes, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Commitment or Loan, or Note Commitment or Note, as applicable, by such DIP Creditor (as determined by such DIP Creditor in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan or Note, as applicable, provided, the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such DIP Creditor. If a DIP Creditor fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)    Subject to Section 3.05(b), failure or delay on the part of any DIP Creditor to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such DIP Creditor’s right to demand such compensation.

(e)    If any DIP Creditor requests compensation under this Section 3.03, then such DIP Creditor will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Note affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such DIP Creditor, cause such DIP Creditor and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such DIP Creditor pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04    Funding Losses. Upon demand of any DIP Creditor (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such DIP Creditor for and hold such DIP Creditor harmless from any loss, cost or expense actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Term SOFR Loan or Term SOFR Note on a day other than the last day of the Interest Period for such Loan or Note, as applicable; or

(b)    any failure by the Borrower (for a reason other than the failure of such DIP Creditor to make a Loan or purchase a Note) to prepay, borrow (or, in the case of a Note, purchase), continue or convert any Loan or Note (other than a Base Rate Loan or Base Rate Note) on the date or in the amount notified by the Borrower; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or Note, as applicable, or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.05    Matters Applicable to All Requests for Compensation.

(a)    Any Agent or any DIP Creditor claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such DIP Creditor may use any reasonable averaging and attribution methods.

(b)    With respect to any DIP Creditor’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such DIP Creditor for any amount incurred more than one hundred and eighty (180) days prior to the date that such DIP Creditor notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any DIP Creditor requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such DIP Creditor (with a copy to the Administrative Agent), suspend the obligation of such DIP Creditor to make or continue Term SOFR Loans or Term SOFR Notes from one Interest Period to another, or to convert Base Rate Loans or Base Rate Notes into Term SOFR Loans or Term SOFR Notes, as applicable, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such DIP Creditor to receive the compensation so requested.

(c)    If the obligation of any DIP Creditor to make or continue any Term SOFR Loan or Term SOFR Note from one Interest Period to another, or to convert Base Rate Loans or Base Rate Notes into Term SOFR Loans or Term SOFR Notes, as applicable, shall be suspended pursuant to Section 3.05(b) hereof, such DIP Creditor’s Term SOFR Loans or Term SOFR Notes denominated in Dollars shall be automatically converted into Base Rate Loans or Base Rate Notes, as applicable, on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans or Term SOFR Notes, as applicable (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such DIP Creditor gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)     to the extent that such DIP Creditor’s Term SOFR Loans or Term SOFR Notes denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such DIP Creditor’s Term SOFR Loans or Term SOFR Notes, as applicable, shall be applied instead to its Base Rate Loans or Base Rate Notes, as applicable; and

(ii)    all Loans and Notes denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such DIP Creditor as Term SOFR Loans or Term SOFR Notes shall be made or continued instead as Base Rate Loans or Base Rate Notes, as applicable, and all Base Rate Loans or Base Rate Notes of such DIP Creditor that would otherwise be converted into Term SOFR Loans or Term SOFR Notes shall remain as Base Rate Loans or Base Rate Notes, as applicable.

(d)    If any DIP Creditor gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such DIP Creditor’s Term SOFR Loans or Term SOFR Notes denominated in Dollars pursuant to this Section 3.05 no longer exist (which such DIP Creditor agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans or Term SOFR Notes made by other DIP Creditors are outstanding, such DIP Creditor’s Base Rate Loans or Base Rate Notes shall be automatically converted to Term SOFR Loans or Term SOFR Notes, as applicable, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans or Term SOFR Notes, to the extent necessary so that, after giving effect thereto, all Loans or Notes held by the DIP Creditors holding Term SOFR Loans or Term SOFR Notes and by such DIP Creditor are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective principal amount of Term Commitments or Note Commitments.

Section 3.06    Replacement of DIP Creditors under Certain Circumstances.

(a)    If at any time (i) any DIP Creditor requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections and such DIP Creditor has declined or is unable to designate a different lending office in accordance with Section 3.01(f) or any DIP Creditor ceases to make Term SOFR Loans or Term SOFR Notes as a result of any condition described in Section 3.02 or Section 3.03, (ii) any DIP Creditor becomes a Defaulting DIP Creditor, (iii) any DIP Creditor becomes a Non-Consenting DIP Creditor, (iv) [reserved] or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a DIP Creditor (other than a Disqualified DIP Creditor) as a party hereto, then the Borrower may, on prior written notice to the Administrative Agent and such DIP Creditor, replace such DIP Creditor by requiring such DIP Creditor to (and such DIP Creditor shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) and clause (iv) above, all of its rights and obligations with respect to the Class of Loans, Notes, Term Commitments or Note Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any DIP Creditor shall have any obligation to the Borrower to find a replacement DIP Creditor or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a DIP Creditor becoming a Non-Consenting DIP Creditor, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Credit Documents.

(b)    Any DIP Creditor being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such DIP Creditor’s Term Commitment or Note Commitment and outstanding Loans or Notes, as applicable (provided that the failure of any such DIP Creditor to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the DIP Term Loan Register or the DIP Notes Creditor Register, as applicable) and (ii) deliver Term Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee DIP Creditor shall acquire all or a portion, as the case may be, of the assigning DIP Creditor’s Term Commitments or Note Commitments and outstanding Loans or Notes, as applicable, (B) all obligations of the Credit Parties owing to the assigning DIP Creditor relating to the Credit Documents and participations so assigned shall be paid in full by the assignee DIP Creditor or the Credit Parties (as applicable) to such assigning DIP Creditor concurrently with such assignment and assumption, any amounts owing to the assigning DIP Creditor (other than a Defaulting DIP Creditor) under Section 3.04 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee DIP Creditor, the assignor DIP Creditor shall deliver to the assignee DIP Creditor the appropriate Term Notes executed by the Borrower, the assignee DIP Creditor shall become a DIP Creditor hereunder and the assigning DIP Creditor shall cease to constitute a DIP Creditor hereunder with respect to such assigned Loans, Notes, Term Commitments and/or Note Commitments and

participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning DIP Creditor.

(c)    In the event that, and subject to Section 3.06(d) (i) the Borrower or the Administrative Agent have requested that the DIP Creditors consent to a departure or waiver of any provisions of the Credit Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each DIP Creditor or the agreement of all affected DIP Creditors in accordance with the terms of Section 10.01 or all the DIP Creditors with respect to a certain Class of the Loans or Notes and (iii) the Required DIP Creditors, as applicable, have agreed to such consent, waiver or amendment, then any DIP Creditor who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting DIP Creditor.”

Section 3.07    Illegality. If any DIP Creditor reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any DIP Creditor or its applicable Lending Office to make, maintain or fund Term Loans or Notes whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, on notice thereof by such DIP Creditor to the Borrower through the Administrative Agent, (i) any obligation of such DIP Creditor to make or continue Term SOFR Loans or Term SOFR Notes in the affected currency or currencies or to convert Base Rate Loans to Term SOFR Loans or Base Rate Notes to Term SOFR Notes shall be suspended and (ii) if such notice asserts the illegality of such DIP Creditor making or maintaining Base Rate Loans or Base Rate Notes, the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans or Base Rate Notes of such DIP Creditor, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such DIP Creditor notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such DIP Creditor (with a copy to the Administrative Agent), prepay or convert all of such DIP Creditor’s Term SOFR Loans to Base Rate Loans or Term SOFR Notes to Base Rate Notes (the interest rate on which Base Rate Loans or Base Rate Notes of such DIP Creditor shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) either on the last day of the Interest Period therefor, if such DIP Creditor may lawfully continue to maintain such Term SOFR Loans or Term SOFR Notes to such day, or promptly after such demand, if such DIP Creditor may not lawfully continue to maintain such Term SOFR Loans or Term SOFR Notes. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06. Each DIP Creditor agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such DIP Creditor, otherwise be materially disadvantageous to such DIP Creditor.

Section 3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and any assignment of rights by or replacement of a DIP Creditor.

Article IV

Conditions Precedent to Credit Extensions

Section 4.01    Conditions to Closing Date. The obligation of each DIP Creditor to fund the Term Loans and/or purchase the Notes hereunder on the Closing Date is subject to satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.01):

(a)    Credit Documents. The Administrative Agent’s or the Required DIP Creditors’ receipt of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each in form and substance reasonably satisfactory to the Required DIP Creditors:

(i)    executed counterparts of this Agreement from each of the Borrower, the DIP Creditors listed on the signature pages hereto and the applicable Agents;

(ii)   a Term Note executed by the Borrower in favor of each DIP Creditor that has requested a Term Note at least five (5) Business Days in advance of the Closing Date;

(iii)   a Note executed by the Borrower in favor of each DIP Notes Creditor that has requested a Term Note at least five (5) Business Days in advance of the Closing Date; and

(iv)    each Cayman Share Mortgage duly executed by each Credit Party signatory thereto.

(b)    Secretary’s Certificate. The Administrative Agent or the Required DIP Creditors shall have received (i) a certificate from each Credit Party, signed by a Responsible Officer of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, together with (x) copies of the certificate or articles of incorporation and by-laws (or other equivalent Organizational Documents), as applicable, of such Credit Party, (y) the resolutions of such Credit Party referred to in such certificate, and (z) a signature and incumbency certificate to the officers of such persons executing the Credit Documents, in each case, each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and the Required DIP Creditors and (ii) certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Credit Party (in each case, to the extent applicable).

(c)    Fees and Expenses. All fees and invoiced costs and expenses (including, without limitation, reasonable, documented and invoiced legal fees and expenses) required to be paid to the Ad Hoc Group of Senior Secured Noteholders Advisors, the Ad Hoc Group of Convertible Noteholders Advisors, the Agents and the DIP Creditors on or before the Closing Date shall have been paid, it being understood and agreed that the Administrative Agent shall be entitled to (at the direction of the Required DIP Creditors) net such fees, costs and expenses and any administrative and/or agency fees from the proceeds of the funded Term Loans and Notes.

(d)    Approved Budget. The Administrative Agent or the Required DIP Creditors shall have received the Initial Approved Budget.

(e)    KYC; Patriot Act. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree) all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least seven (7) Business Days prior to the Closing Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f)    All necessary and material governmental and third-party consents and approvals necessary in connection with this Agreement and the transactions contemplated hereby shall have been obtained on or prior to the Closing Date, after giving effect to the Orders and any other order of the Bankruptcy Court.

(g)    Each of the Credit Parties shall be a Debtor and a debtor in possession in the Chapter 11 Cases.

(h)    The Adequate Protection Order, which shall be in form and substance reasonably satisfactory to Administrative Agent and the Required DIP Creditors, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

(i)    The Restructuring Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the consents required therein.

(j)    There shall exist no unstayed action, suit, investigation, litigation, or proceeding with respect to the Borrower and its Subsidiaries pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(k)    All material First Day Orders and all “second day orders” shall have been entered by the Bankruptcy Court on a final basis and shall be reasonably satisfactory in form and substance to the Required DIP Creditors.

(l)    The Fronting Fee Letter shall have been duly executed and delivered to each of the parties signatory thereto.

(m)     All premiums, fronting or seasoning fees, and the reasonable and documented fees, costs, and expenses of Dentons US LLP, as legal counsel for the Fronting Lender, in each case, pursuant to invoices delivered to the Debtors before the Closing Date, and required to be paid to the Fronting Lender in accordance with the Fronting Fee Letter, shall have been paid (or will be paid with the proceeds of the Term Loans), it being understood and agreed that the Fronting Lender shall be entitled to net such fees, costs and expenses from the proceeds of the funded Term Loans.

(n)    The DIP Order, which shall be in form and substance reasonably satisfactory to Administrative Agent and the Required DIP Creditors, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

(o)    The making of such Term Loans and the purchase of such Notes shall not violate any requirement of Applicable Law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, applicable to the Credit Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminary or permanently.

(p)    None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case.

(q)    No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(r)    All Milestones required to be satisfied by the Debtors as of the date of the requested Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

(s)    The funding of such Term Loans and the issuance of such Notes shall not result in the aggregate outstanding amount under the DIP Facility exceeding the amount authorized by the DIP Order.

(t)    Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

(u)    The Credit Parties shall have granted to the Collateral Agent, for the benefit of the Collateral Agent and the DIP Creditors, valid and perfected liens, satisfactory to the Required DIP Creditors, via entry of the DIP Order, on the security interests in the Collateral of the Credit Parties set forth in Section 2.18;

(v)    The Borrower shall have delivered to the Collateral Agent Uniform Commercial Code financing statements and, if applicable, any additional short-form instruments under aviation law or Cayman Islands law reasonably requested by the Required DIP Creditors with respect to the Borrower and the other Credit Parties, in each case, in suitable form for filing satisfactory to the Required DIP Creditors.

(w)     The Administrative Agent shall have received a Committed Loan Notice and Request Notice not later than three (3) Business Days (or such shorter period as agreed to by the Required DIP Creditors) prior to the date of the Borrowing.

(x)    On the Closing Date, each DIP Notes Creditor’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such DIP Notes Creditor is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment and (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System). If requested by such DIP Notes Creditor, such DIP Notes Creditor shall have received a certificate from a Responsible Officer of the Borrower certifying as to such matters of fact as such DIP Notes Creditor may reasonably specify to enable such DIP Notes Creditor to determine whether such purchase is so permitted.

(y)    Representations and Warranties. The representations and warranties of the Borrower and each other Credit Party contained in Article V or any other Credit Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(z)    Defaults. No Default or Event of Default shall exist, or would result from, the funding of the Term Loans and the issuance of the Notes or from the application of the proceeds therefrom.

For purposes of determining whether the Closing Date has occurred, each DIP Creditor that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such DIP Creditor, as the case may be, unless such DIP Creditor has notified the Administrative Agent of any disagreement in writing prior to the Closing Date.

Article V

Representations and Warranties

The Borrower represents and warrants to the Agents and the DIP Creditors on the Closing Date:

Section 5.01    Existence, Qualification and Power; Compliance with Laws. The Borrower and each Subsidiary:

(a)    is a Person duly incorporated, organized or formed, and validly existing to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable,

(b)    has all requisite power and authority, subject to the entry of the Orders and subject to the terms thereof, to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party,

(c)    is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification,

(d)    is in compliance with all Laws (including the USA PATRIOT Act and anti-money laundering laws), orders, writs, injunctions and orders, and

(e)    has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02    Authorization; No Contravention. Subject to the entry of the Orders and to the terms thereof, the execution, delivery and performance by each Credit Party of each Credit Document to which such Person is a party, and the consummation of the Transactions,

(a)    have been duly authorized by all necessary corporate or other organizational action and

(b)    do not and will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Credit Documents, and Liens not prohibited hereunder) or (iv) violate any Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03    Governmental Authorization; Other Consents. Subject to the entry of the Orders and to the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any DIP Creditor of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04    Binding Effect. Subject to the entry of the Orders and to the terms thereof, this Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Credit Document constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05    No Material Adverse Effect.

(a)    [Reserved].

(b)    Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    [Reserved].

Section 5.06    Litigation. Except for the Chapter 11 Cases and as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07    Ownership of Property; Liens. Each Credit Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08    Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility, disputes or proceedings by or involving any Credit Party or any of its Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law;

(b)    (i) there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by any Credit Party or any of its Subsidiaries; and (ii) there has been no Release of Hazardous Materials at any location in a manner which would reasonably be expected to give rise to any Environmental Liability of or relating to any Credit Party or any of its Subsidiaries;

(c)    neither any Credit Party nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any of their currently or formerly owned, leased or operated locations, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d)    all Hazardous Materials transported from any property currently or, to the knowledge of the Borrower or any of their Subsidiaries, formerly owned, leased or operated by any Credit Party or any of its Subsidiaries for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e)    none of the Credit Parties nor any of its Subsidiaries has contractually assumed any Environmental Liability; and

(f)    the Credit Parties and each of their respective Subsidiaries and their respective businesses, operations and properties are in compliance with all Environmental Laws.

Section 5.09    Taxes. The Borrower and each Subsidiary has timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10    Compliance with ERISA.

(a)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b)    (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11    Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Credit Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by the Borrower or any other Credit Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, and (ii) those Liens not prohibited under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) sets forth the ownership interest of the Borrower and each of their Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.12    Margin Regulations; Investment Company Act.

(a)    No Credit Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)    None of the Credit Parties are an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13    Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to any Agent, or any DIP Creditor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (i) such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, (ii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and (iii) such differences may be material.

Section 5.14    Intellectual Property; Licenses, Etc. Each of the Credit Parties and the other Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, industrial designs, technology, software, know-how database rights, design rights and other intellectual property rights, and all registrations and applications for registration thereof (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such violation or failure to own, license, or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Credit Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15    No Default. No Default or Event of Default has occurred, after giving effect to the funding of the Term Loans and the issuance of the Notes.

Section 5.16    Status of Obligations; Perfection and Priority of Security Interests. Subject to the Orders, the Obligations shall have the status and priority set forth in Section 2.18 and the Orders and, for the avoidance of doubt, are subject to the Carve Out in all respects. The DIP Order is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid, binding and enforceable perfected security interests in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 5.17    Use of Proceeds. The Borrower will only use the proceeds of the Term Loans and Notes, in each case, subject to the Orders: (i) for the payment of working capital and other general corporate needs of the Debtors in the ordinary course of business, (ii) for the payment of the fees, costs and expenses of administering the Chapter 11 Cases, (iii) to pay obligations arising from or related to the Carve Out, (iv) to make Prepetition Payments to the extent permitted by, and as set forth in, the Approved Budget (subject to Permitted Variances) or otherwise approved by the Bankruptcy Court, (v) for the payment of agency fees and the reasonable and documented fees and expenses of the Agents and the DIP Creditors owed under the Credit Documents and (vi) to make payments with respect to the Adequate Protection Obligations pursuant to the terms of the Orders.

Section 5.18    Sanctions Laws and Regulations and Anti-Corruption Laws.

(a)    The Borrower and the Subsidiaries are in compliance, in all material respects, with the Sanctions Laws and Regulations and applicable anti-corruption laws (including, without limitation, the FCPA). No Borrowing or use of proceeds of any Borrowing will violate or result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

(b)    None of (I) the Borrower or any other Credit Party or (II) a Subsidiary that is not a Credit Party or, to the knowledge of the Borrower, any director, manager, officer, agent or employee of the Borrower or any of the Subsidiaries, in each case, is (i) a Person (or owned 50% or more by one or more Persons or under Control of a Person) on the list of “Specially Designated Nationals and Blocked Persons” or the target of the limitations or prohibitions under any Sanctions Laws and Regulations, or (ii) a Person located, organized, or resident in a country or territory that is the subject of comprehensive sanctions under Sanctions Laws and Regulations.

(c)    No part of the proceeds of any Loan or Note will be used for any improper payments, directly or, to the knowledge of the Borrower, indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA and any applicable similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower.

Section 5.19    Insurance. All insurance maintained by the Borrower or any other Credit Party is in full force and effect, all premiums have been duly paid and the Borrower or any other Credit Party has not received notice of violation or cancellation thereof.

Section 5.20    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made for such work to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

Section 5.21    Chapter 11 Cases; Orders.

(a)    The Chapter 11 Cases were commenced on the applicable Petition Date, duly authorized in accordance with applicable Law, and proper notice thereof has been or will be given, as will proper notice of (i) the motion seeking approval of the entry into the Credit Documents, the Adequate Protection Order and the DIP Order and (ii) the hearing for the entry of the DIP Order. Proper notices of the motion for entry of the Adequate Protection Order and the DIP Order and the hearing thereon have been given. The Credit Parties that are Debtors shall give, on a timely basis as specified in the Adequate Protection Order or the DIP Order, as applicable, all notices required to be given to all parties specified in the Adequate Protection Order or the DIP Order, as applicable.

(b)    The Credit Parties are in compliance in all material respects with the terms and conditions of the Orders. The Orders are in full force and effect and have not been vacated or reversed, are not subject to a stay and have not been modified or amended other than with (i) the consent of the Required DIP Creditors and (ii) solely with respect to those provisions thereof that affect the rights and duties of the Agents, the consent of the Agents (not to be unreasonably withheld or delayed, which consent may be communicated via an email from counsel to each of the DIP Creditors and the Agents to counsel to the Credit Parties).

(c)    From and after the entry of the DIP Order, pursuant to and to the extent permitted in the Orders, the Obligations (i) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to and in accordance with Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, and (ii) will constitute allowed joint and several Superpriority Claims against each of the Debtors and with respect to all of the Collateral, subject only to (i) the Carve Out, (ii) the prepetition and postpetition Liens of the Prepetition Revolving Agents on the Prepetition Revolver Priority Collateral solely with respect to the obligations under the Prepetition Revolving Credit Agreement and (iii) certain Liens senior by operation of law, but solely to the extent such permitted Liens were valid, properly perfected and non-avoidable as of the Petition Date or valid, non-avoidable, senior priority Liens in existence of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

Section 5.22    Aircraft Carrier Status. The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 5.23    FAA Slot Utilization.

(a)    All of the Pledged Slots held by the Borrower and the other Credit Parties constituting Collateral are FAA Slots.

(b)    Except for matters which would not reasonably be expected to have a Material Adverse Effect, the Borrower and the other Credit Parties, as applicable, are utilizing, or causing to be utilized, their respective Pledged Slots (except Pledged Slots which are reasonably determined by the Borrower to be of de minimis value or surplus to the Borrower’s needs) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the Pledged Slots, taking into account any waivers or other relief granted to the Borrower or any Guarantor by the FAA, other applicable U.S. Governmental Authorities or U.S. Airport

Authorities. Neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any Pledged Slot, except for any such impairment that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.24    Private Offering by the Borrower. Neither the Borrower nor any of its Subsidiaries nor anyone acting on its or their behalf has offered the Notes or any similar Securities for sale to, or made any general solicitation of any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the DIP Notes Creditors, each of which has been offered the Notes at a private sale for investment and not pursuant to a distribution or underwritten offering. Assuming the accuracy of the representations and warranties in Section 11.03, the offer, sale and issuance of the Notes pursuant hereto are exempt from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof; and it is not necessary to qualify this Agreement in respect of the Notes under the Trust Indenture Act.

Section 5.25    Rule 144A Eligibility. At the applicable Closing, the Notes will not be of the same class as Securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system.

Section 5.26    No Integration. Neither the Borrower nor any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any Security that is or will be integrated with the sale of the Notes in a manner that would require registration of such Securities or the Notes under the Securities Act.

Section 5.27    No Broker’s Fees. Neither the Borrower nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against it or the DIP Notes Creditors for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement or any of the Credit Documents.

Article VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of its Subsidiaries to:

Section 6.01    Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each DIP Creditor:

(a)    Audited Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity, cash flows and changes in retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Required DIP Creditors, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

(b)    Quarterly Financial Statements. As soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2025), a consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations and equity for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and the other Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

(c)    [Reserved].

(d)    Budget. On or before 5 p.m. New York City time on the Thursday of every fourth calendar week, updated thirteen (13) week rolling cash flow budget of the Borrower and its Subsidiaries for the following 13 calendar weeks, in form and substance satisfactory to the Required DIP Creditors in their sole discretion, which shall become the then Approved Budget upon approval by the Required DIP Creditors in their sole discretion (and to the extent any updated budget is not approved by the Required DIP Creditors, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes hereof). Each Approved Budget delivered to the Required DIP Creditors shall be accompanied by such supporting documentation as reasonably requested by the Required DIP Creditors. Each Approved Budget shall be prepared in good faith based upon assumptions which the Credit Parties believe to be reasonable.

(e)    [Reserved].

(f)    Variance Report. On or prior to Thursday of each week, (i) an Approved Budget variance report on a line item basis and (ii) a Liquidity report, in each case, for the preceding rolling four (4) calendar weeks and showing calculations of the Liquidity as of the preceding calendar week-end, in each case certified by a Responsible Officer of the Borrower (collectively, the “Variance Report”); provided that, (x) the first such Variance Report shall only include a comparison for the preceding calendar week, (y) the second such Variance Report shall only include a comparison for the preceding two calendar weeks and (z) the third such Variance Report shall only include a comparison for the preceding three calendar weeks.

(g)    Operational Update. On or prior to the Thursday of the first full week of each month, deliver a monthly flash profit and loss statement for the most recently completed available month with commentary on variance to Project Bravo business plan, key updates on routes added or subtracted and key performance indicators, including ASMs, RPMs, load factor, TRASM/CASM/CASM Ex-Fuel, block hours, average daily utilization/block hours, average cost per fuel gallon, average aircraft (total), average aircraft (ATS), average AOGs, flight hours, departures, passenger flight segments, fare revenue per passenger flight segment, non-ticket revenue per passenger flight segment, average stage length, fuel gallons consumed and commentary on trends and key drivers in respect of fare and non-fare metrics and opex break-outs, the first delivery of which shall be required on the first such Thursday after the Closing Date.

(h)    Within one (1) Business Day of filing with the Bankruptcy Court, deliver copies of all “Monthly Operating Reports” filed with the Bankruptcy Court for the applicable month pursuant to 28 CFR § 58.

(i)    [Reserved].

(j)    If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the DIP Notes Creditors and prospective purchasers of the Notes designated by the DIP Notes Creditors, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (a) Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, or (b) the Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (a) and (b), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards.

Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each DIP Creditor:

(a)    Compliance Certificate. No later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall set forth (i) [reserved], (ii) [reserved], (iii) [reserved] and (iv) such other information required by the Compliance Certificate.

(b)    SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(c)    Material Adverse Effect. Promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower or any Subsidiary (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect.

(d)    Other Information. Promptly, such additional information regarding the business, legal, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Credit Documents, as the Administrative Agent or any DIP Creditor through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c), and (d) Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each DIP Creditor and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each DIP Creditor until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each DIP Creditor shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.01(a), (b), (c) and (d) and Section 6.02(a) or Section 6.02(c) above (collectively, “Borrower Materials”), along with the Credit Documents, available on IntraLinks or another similar electronic system (the “Platform”) to certain of the DIP Creditors (each, a “Public DIP Creditor”) that may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public DIP Creditors and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Administrative Agent shall be under no obligation to post any other material to Public DIP Creditors unless the Borrower has expressly represented and warranted to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

Section 6.03    Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each DIP Creditor:

(a)    of the occurrence of any Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)    of any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c)    of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect.

Section 6.04    Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights (including IP Rights), privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.05    Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06    Maintenance of Insurance. Except when the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or would be permitted or required under the Bankruptcy Code, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.07    Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA, Sanctions Laws and Regulations and FCPA and other applicable anti-corruption laws), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.08    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.09    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each DIP Creditor to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the DIP Creditors may exercise rights of the Administrative Agent and the DIP Creditors under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any DIP Creditor (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the DIP Creditors shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any DIP Creditor (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10    Covenant to Guarantee Obligations and Give Security. To the extent the formation of any Subsidiary is permitted by the Required DIP Creditors pursuant to Section 7.17, at the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Required DIP Creditors to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including upon the formation or acquisition of any new direct or indirect Subsidiary by any Credit Party, within thirty

(30) days (or such longer period as the Required DIP Creditors may agree in their reasonable discretion) after such formation, acquisition, designation or occurrence:

(a)    [reserved];

(b)    [reserved]; and

(c)    take and cause such Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including, if applicable, the filing of financing statements and any additional short-form instruments under aviation law or Cayman Islands law reasonably requested by the Required DIP Creditors) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens with the priority required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 6.11    Use of Proceeds. The proceeds of the Term Loans and Notes will be used only as provided in Section 5.17. Notwithstanding the foregoing, no proceeds of Term Loans or Notes may be used to make any Prepetition Payments, except as permitted herein and in the Orders; provided that the foregoing limitation shall not apply with respect to obligations benefiting from the Carve Out.

Section 6.12    Further Assurances. Promptly upon reasonable request by the Required DIP Creditors, the Administrative Agent or the Collateral Agent (i) shall correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any document or instrument relating to any Collateral and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Required DIP Creditors, the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral and Guarantee Requirement (including the filing of UCC financing statements (including in connection with any Slot and Gate Security Agreement), and the filing of any security agreements or mortgages with the FAA and/or with the International Registry as applicable in respect of any Aircraft, Engines, and Spare Parts).

Section 6.13    [Reserved].

Section 6.14    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay, discharge, or otherwise satisfy as the same shall become due and payable, all obligations and liabilities, including Tax liabilities, (other than Taxes that are excused or stayed by an order Bankruptcy Court or as a result of the filing of the Chapter 11 Cases)unless the same are being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15    Nature of Business. The Borrower and the Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and the Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16    Changes in Fiscal Year. Not make any change to the fiscal year of the Borrower without the prior written consent of the Required DIP Creditors.

Section 6.17    Transactions with Affiliates. Not enter into any transaction of any kind with any Affiliate of the Borrower or the Subsidiaries, whether or not in the ordinary course of business, other than (subject in all respects to the Orders and the Approved Budget):

(a)    transactions between or among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction;

(b)    transactions on terms not less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and is subject to the Orders and the Approved Budget;

(c)    the Transaction and the payment of fees and expenses related to the Transaction;

(d)    [reserved];

(e)    equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Subsidiary permitted under Section 7.06;

(f)    [reserved];

(g)    employment and severance and confidentiality arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h)    [reserved];

(i)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and the Subsidiaries or any direct or indirect parent of Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries; and

(j)    transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.17 or any amendment thereto to the extent such an amendment is not adverse to the DIP Creditors in any material respect.

Section 6.18    Post-Closing Obligations. Within twenty (20) Business Days after the Closing Date (or such later time as the Required DIP Creditors may agree in their sole discretion), the Borrower shall have delivered to the Collateral Agent all insurance endorsements, naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured and loss payee, as applicable, under all property and casualty insurance policies to be maintained with respect to the Collateral, in form and substance reasonably acceptable to the Collateral Agent and the Required DIP Creditors.

Section 6.19    DIP Creditor Calls. The Borrower agrees that, at the request of the Required DIP Creditors (but in any event not more than once per week), it will hold and participate in update calls at a reasonable and mutually agreeable time with a financial officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate and the DIP Creditors and their respective representatives and advisors to discuss the Borrower’s financial results and Chapter 11 Cases status updates.

Section 6.20    Regulatory Cooperation. In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Agent in the Collateral Documents, the Borrower will, and will cause its Subsidiaries to, reasonably cooperate in good faith with the Collateral Agent or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Required DIP Creditors or their designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Collateral Agent and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Collateral Agent or its designee obtain such licenses, consents and approvals, and at such time the Borrower will, and will cause its Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Collateral Agent or its designee).

Section 6.21    Milestones. The Borrower shall comply with the Milestones (as may be waived or extended in accordance with the Restructuring Support Agreement).

Section 6.22    Bankruptcy Matters. The Debtors shall cause all proposed (i) orders related to or affecting the Loans, Notes and other Obligations, the Prepetition Debt and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (ii) orders concerning the financial condition or assets of the Borrower or any of its Subsidiaries or other Indebtedness of the Debtors or seeking relief under section 363, 364, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure, (iii) orders authorizing additional payments to critical vendors (outside of the relief approved in the First Day Orders and “second day” orders), (iv) other orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court and (v) any other Bankruptcy Court orders, motions and other filings, in each case, proposed by the Debtors to be provided in draft form to the DIP Creditors within a reasonable period of time prior to the proposed filing and to be in accordance with and permitted by the terms of this Agreement and the Restructuring Support Agreement or otherwise reasonably acceptable to the Required DIP Creditors.

Section 6.23    Cash Management Order. Each Credit Party shall maintain its cash management system in accordance with the Cash Management Order (subject to any approval or consent rights of the DIP Creditors provided therein).

Section 6.24    Regulatory Matters; Citizenship; Utilization; Collateral Requirements.

(a)    The Borrower shall:

(i)    maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(ii)    be a United States Citizen;

(iii)    maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time;

(iv)     possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Collateral Material Adverse Effect;

(v)    maintain Pledged Gate Leaseholds sufficient to ensure its ability to service the flights using its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Collateral Material Adverse Effect;

(vi)     utilize its Pledged Slots in a manner consistent with applicable regulations, rules and contracts (including FAA directives, orders and waivers) in order to preserve its right to hold and use its Pledged Slots, except to the extent that any failure to utilize would not reasonably be expected to result in a Collateral Material Adverse Effect;

(vii)    cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Collateral Material Adverse Effect; and

(viii)     if Eligible Spare Parts are included in the Collateral at any time, take or cause to be taken such actions to ensure that at all times the Pledged Spare Parts include all Spare Parts and Appliances then owned by the Borrower and its Subsidiaries.

(b)    Without in any way limiting Section 6.24(a) hereof, the Borrower will promptly take all such steps as may be necessary to maintain, renew and obtain, or obtain the use of, Pledged Gate Leaseholds as needed for its continued and future operations using the Pledged Slots. The Borrower will further take all actions reasonably necessary or advisable in order to have access to its Pledged Gate Leaseholds. The Borrower will pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to have access to its Pledged Gate Leaseholds.

Article VII

Negative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall not, nor shall it permit the Subsidiaries to:

Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (which shall be subject in all respects to the Orders):

(a)    Liens held by the Collateral Agent securing the Obligations;

(b)    Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c)    Liens for Taxes, assessments or governmental (i) which are not overdue for a period of more than thirty (30) days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) the nonpayment of which would not result in a breach of Section 6.14;

(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)    (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary or (iii) to provide “adequate assurances of payment” as that term is used in section 366 of the Bankruptcy Code;

(f)    Liens incurred in the ordinary course of business to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g)    easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)    [reserved];

(i)    [reserved];

(j)    licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine, Mortgaged Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Collateral Agent pursuant to the Collateral Documents, and in each case, would not result in a Collateral Material Adverse Effect or (B) otherwise expressly permitted by the Collateral Documents;

(k)    salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or Mortgaged Collateral;

(l)    in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(m)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(n)    Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;

provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(o)    leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)    Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(r)    Liens securing any Specified Refinancing; provided that the Lien does not extend to any additional property other than the aircraft contemplated under the definition of “Specified Refinancing”;

(s)    any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(t)    Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(u)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(v)    Liens, if any, arising from precautionary Uniform Commercial Code financing statement filings;

(w)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(x)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(y)    the modification, replacement, renewal or extension of any Lien permitted by clause (b) or (n) of this Section 7.01; provided that the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof;

(z)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(aa)    Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(bb)    other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided that any such Liens shall rank junior in priority to Liens securing the Obligations; and

(cc)    Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.03(b) to the extent such Liens existed on the Petition Date or are otherwise contemplated by the Orders.

(dd)    Liens in respect of the cash collateralization of letters of credit;

(ee)    Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods (other than tire inventory) entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

Section 7.02    Investments. Make any Investments, except (subject in all respects to the Orders and the Approved Budget):

(a)    Investments by the Borrower or any Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)    loans or advances to officers, directors, managers, partners and employees of the Borrower or the Subsidiaries for reasonable and customary business-related travel, entertainment, relocation, customary fringe benefits and analogous ordinary business purposes;

(c)    asset purchases (including purchases of inventory, supplies and materials) or the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d)    Investments by any Credit Party in any other Credit Party;

(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments (other than, in each case, by reference to this Section 7.02) permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(g)    Investments existing on the Closing Date and set forth on Schedule 7.02;

(h)    Investments in Swap Contracts permitted under Section 7.03(g);

(i)    promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j)    [reserved];

(k)    [reserved];

(l)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)     Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)    [reserved];

(o)    advances of payroll payments to employees in the ordinary course of business;

(p)    [reserved];

(q)    [reserved]; and

(r)    Guarantee Obligations of the Borrower or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

If any Investment is made in any Person that is not a Subsidiary on the date of such Investment and such Person subsequently becomes a Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 7.02(d) and to not have been made pursuant to any other clause set forth above.

Section 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, and the Borrower will not permit any Subsidiary to issue any shares of Preferred Stock, except (subject in all respects to the Orders):

(a)    Indebtedness of the Borrower and any of the Subsidiaries under the Credit Documents;

(b)    (A) Indebtedness incurred pursuant to the Prepetition Revolving Credit Agreement in an aggregate principal amount not to exceed (i) $300,000,000 plus (ii) all accrued and unpaid interest, fees, expenses and any other non-principal obligations with respect thereto, (B) Indebtedness incurred pursuant to the Prepetition Loyalty Notes Indenture in an aggregate principal amount not to exceed (i) $1,110,000,000 plus (ii) all accrued and unpaid interest, fees, expenses and any other non-principal obligations with respect thereto, (C) Indebtedness incurred pursuant to the Prepetition 2025 Convertible Notes Indenture in an aggregate principal amount not to exceed (i) $25,100,000 plus (ii) all accrued and unpaid interest, fees, expenses and any other non-principal obligations with respect thereto, and (D) Indebtedness incurred pursuant to the Prepetition 2026 Convertible Notes Indenture in an aggregate principal amount not to exceed (i) $500,000,000 plus (ii) all accrued and unpaid interest, fees, expenses and any other non-principal obligations with respect thereto;

(c)    other Indebtedness existing on the Closing Date and set forth on Schedule 7.03(c);

(d)    Guarantee Obligations of the Borrower and the Subsidiaries in respect of Indebtedness of any Credit Party; provided that, if the Indebtedness being guaranteed is subordinated to the

Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the DIP Creditors as those contained in the subordination of such Indebtedness;

(e)    unsecured Indebtedness of the Borrower or any Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that such Indebtedness is incurred in the ordinary course of business or consistent with past practices;

(f)    Attributable Indebtedness and other Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(g)    Indebtedness in respect of Swap Contracts (i) entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h)    Indebtedness consisting of any Specified Refinancing;

(i)    Indebtedness representing deferred compensation to employees of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(j)    [reserved];

(k)    [reserved];

(l)    Indebtedness consisting of obligations of the Borrower or any of the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction or any other Investment expressly permitted hereunder;

(m)     Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course and any Guarantees thereof;

(n)    Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)    Indebtedness (i) incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and (ii) in respect of letters of credit that are fully cash collateralized;

(p)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the

Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)    [reserved];

(r)    [reserved];

(s)    [reserved];

(t)    [reserved];

(u)    additional Indebtedness in an aggregate principal amount not to exceed $10,000,000; provided that any Indebtedness incurred in reliance on this Section 7.03(u), shall (i) either be secured by Liens that are junior in priority to Liens securing the Obligations or be unsecured and (ii) only be incurred by Credit Parties; and

(v)    all premiums (if any), interest (including post-petition interest and payment-in-kind interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

provided that, notwithstanding the foregoing, no Indebtedness of the Borrower or any Subsidiary owing to any Subsidiary that is not a Credit Party shall be permitted under this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in-kind shall not be deemed to be an incurrence of Indebtedness for purposes of this section 7.03.

Section 7.04    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that (subject in all respects to the Orders):

(a)    any Subsidiary may merge or amalgamate with (i) the Borrower (provided that the Borrower shall be the resulting entity) and (ii) any one or more Subsidiaries (provided that when any Subsidiary that is a Credit Party is merging or amalgamating with another Subsidiary, a Credit Party shall be a continuing or surviving Person, as applicable);

(b)    (i) any Subsidiary may liquidate, dissolve or wind up, or (B) any Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and the other Subsidiaries and is not materially disadvantageous to the DIP Creditors and (ii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and the other Subsidiaries and the Required DIP Creditors reasonably determine it is not disadvantageous to the DIP Creditors;

(c)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then the transferee must be a Credit Party;

(d)    [reserved];

(e)    [reserved]; and

(f)    a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05    Dispositions. Make any Disposition, except (subject in all respects to the Orders):

(a)    Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, including returns of Slots to the FAA;

(b)    the Disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents and having reasonably equivalent value therefor;

(c)    Dispositions among the Credit Parties;

(d)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(e)    Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)    Dispositions of the type described in clause (e) of the definition of “Permitted Disposition” in the Prepetition Revolving Credit Agreement as in effect on the Closing Date;

(g)    leases, subleases, non-exclusive licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;

(h)    transfers of property subject to Casualty Events;

(i)    the unwinding of any Swap Contract pursuant to its terms;

(j)    Dispositions not otherwise permitted pursuant to this Section 7.05 in the aggregate amount not to exceed $10,000,000; provided, that (i) the Borrower or any Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents, (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition and (iii) the Borrower or Subsidiary complies with the applicable provisions of Section 2.05;

(k)    the Borrower and the Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(l)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the Borrower; and

(m)     any Specified Disposition;

provided that, notwithstanding the foregoing, any Disposition of the Collateral (other than any Specified Disposition) not in the ordinary course of business shall require the consent of the Required DIP Creditors.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Credit Documents and, if requested by the Required DIP Creditors, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing (and the DIP Creditors hereby authorize and direct the Administrative Agent and the Collateral Agent, as applicable, to conclusively rely on any such certification by the Borrower in performing its obligations under this sentence).

Section 7.06    Restricted Payments. Declare or make any Restricted Payment, except (subject to the Orders and the Approved Budget in all respects):

(a)    each Subsidiary may make Restricted Payments to the Credit Parties;

(b)    [reserved];

(c)    Restricted Payments made on or after the Closing Date for fees and expenses in connection with the Transactions;

(d)    to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 6.17; and

(e)    repurchases of Equity Interests in the ordinary course of business in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

Notwithstanding anything to the contrary, no such Restricted Payments shall be permitted after the Petition Date unless such Restricted Payments are made strictly in accordance with the Approved Budget.

Section 7.07    Minimum Liquidity. Permit Liquidity as of the last day of any week following the Closing Date to be less than $550,000,000.

Section 7.08    Prepayments, Etc., of Indebtedness.

(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Debt or any Prepetition Debt (excluding any Specified Debt Repayment) except, in the case of Prepetition Debt, as permitted herein.

(b)    Amend, modify or change in any manner any term or condition of any Junior Debt Documents or the Prepetition Debt Documents without the consent of the Required DIP Creditors.

Section 7.09    Accounting Changes. Make any Accounting Changes or any other change in its accounting policies or reporting practices, except as required by GAAP.

Section 7.10    Negative Pledge and Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which prohibits or limits (i) the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Credit

Documents (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests; provided that the foregoing shall not apply to:

(a)    restrictions and conditions imposed by (A) law or (B) any Credit Document;

(b)    restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)    customary restrictions and conditions arising in connection with any Disposition permitted by Section 7.05;

(d)    customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)    restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f)    any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Subsidiary;

(g)    any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Credit Documents or, in the case of Subordinated Debt, are market terms at the time of issuance, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.10;

(h)    any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i)    [reserved];

(j)    customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(k)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l)    customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the other Subsidiaries of the Borrower to meet their ongoing obligation; and

(m)     restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable cash management services and (ii) any Swap Contacts.

Section 7.11    Special Covenant Regarding Material Intellectual Property. Notwithstanding anything herein to the contrary, no Credit Party shall transfer (by means of Investment, Disposition or otherwise) any Material Intellectual Property to any Person that is not a Credit Party; provided, that, for the avoidance of doubt, this Section 7.12 shall not restrict the Borrower or its Subsidiaries from licensing intellectual property on a non-exclusive basis to any such Person to the extent not otherwise prohibited.

Section 7.12    Budget Variance. As of the last date of each Variance Test Period, commencing with the fourth full week after the Petition Date, permit (i) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors (other than (a) all cash receipts from the proceeds of any Specified Disposition and (b) all cash receipts from the proceeds of any Specified Refinancings) and/or (ii) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than (i) all Professional Fees and (ii) all disbursements in respect of any Specified Debt Repayment and any Specified Refinancing) to be in excess of the Permitted Variances.

Section 7.13    Business Activities. Engage in any businesses other than the Permitted Business.

Section 7.14    Amendments to Organizational Documents and Material Contracts. (i) Amend or otherwise modify any of its Organizational Documents or (ii) terminate, modify or enter into any material contracts, leases or other arrangements, in each case, in a manner that is materially adverse to the DIP Creditors.

Section 7.15    Bankruptcy Matters. The Credit Parties will not permit, and will not permit any of their respective Subsidiaries to, without the Required DIP Creditors’ prior written consent (which consent may be communicated through e-mail) (unless otherwise specified), do any of the following:

(a)    [reserved];

(b)    [reserved];

(c)    subject to the terms of the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Secured Parties;

(d)    [reserved];

(e)    [reserved];

(f)    subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the DIP Creditors or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any Debtor may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders and the Credit Documents); and

(g)    make or permit to be made any change to the Orders without the prior written consent (which could be in the form of email confirmation from Required DIP Creditors’ counsel) of the Required DIP Creditors and the Agent (with respect to their own rights and duties thereunder).

Section 7.16    Assumption or Rejection of Contracts or Leases. The Credit Parties will not, and will not permit any of their respective Subsidiaries to, without the Required DIP Creditors’ prior written consent, file a motion, or otherwise seek, to assume or reject any agreement, contract or lease pursuant to section 365 of the Bankruptcy Code, in each case, in a manner that is materially adverse to the interests of the DIP Creditors.

Section 7.17    Formation of Subsidiaries. From and after the Petition Date, no Credit Party may form or acquire any direct or indirect Subsidiary without the prior written consent of the Required DIP Creditors.

Article VIII

Events of Default and Remedies

Section 8.01    Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code to the extent provided in the Orders, but subject to the Orders in all respects, with respect to the Debtors and without notice, application or motion, hearing before, or order of the Bankruptcy Court or any notice to any Credit Party, any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)    Non-Payment. Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or Note or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Credit Document; or

(b)    Specific Covenants. The Borrower or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) (solely to the extent a Responsible Officer of the Borrower had actual knowledge of the applicable Event of Default and its obligation to deliver such notice), Section 6.04, Section 6.11, Section 6.21 or Article VII; or

(c)    Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for (i) in the case of any failure to perform or observe the covenant set forth in Section 6.01(f), two (2) Business Days after such failure and (ii) in the case of the failure to perform or observe any other covenant or agreement, ten (10) Business Days after the earlier of (i) receipt by the Borrower of written notice thereof by the Administrative Agent or the Required DIP Creditors or (ii) a Responsible Officer of the Borrower having obtained actual knowledge of such failure; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Credit Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)    Cross-Default. The Borrower or any Subsidiary Guarantor (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Indebtedness (other than Indebtedness hereunder or any Indebtedness of any Debtor that was incurred prior to the Petition Date and the enforcement of remedies with respect to which shall have been stayed by the commencement of the Chapter 11 Cases) having an aggregate principal amount exceeding $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale events, insurance and condemnation proceeds events, change of control offers events and excess cash flow and indebtedness sweeps), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)    Insolvency Proceedings, Etc. Any ancillary insolvency proceeding in any applicable foreign jurisdiction shall be commenced against any Debtor or any recognition, administrative, and substantive order shall be entered against any Debtor by the applicable court, in each case without prior consent of the Required DIP Creditors or on terms not satisfactory to the Required DIP Creditors; or

(g)    Judgments. There is entered against a Credit Party a final, enforceable, and non-appealable judgment or order (excluding any First Day Order or any order fixing the amount of any claim in the Chapter 11 Cases) from a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance or another indemnity obligation) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h)    Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or solely as a result of acts or omissions by the Administrative Agent or any DIP Creditor or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the Orders, on a material portion of the Collateral covered thereby; or any Credit Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(i)    Invalidity of Guarantees. Any Guarantee, after its execution and delivery, provided by any Guarantor, or any material provision thereof, ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Credit Party denies or disaffirms in writing any such Guarantor’s material obligations under its Guarantee (other than (x) as a result of repayment in full of the Obligations and terminations of the Term Commitments, (y) upon the release of such Guarantor as provided for under the Credit Document or in accordance with its terms or (z) resulting from acts or omissions of a Secured Party or the application of applicable law); or

(j)    Change of Control. There occurs any Change of Control; or

(k)    ERISA; Environmental Liability.

(i)    (x) An ERISA Event occurs which, individually or together with other ERISA Events which have occurred, has resulted or could reasonably be expected to result in liability of a Credit Party in an aggregate amount in excess of $50,000,000 or (y) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a

Multiemployer Plan the remaining balance of which could reasonably be expected to be in excess of $50,000,000; or

(ii)    Any Credit Party incurs or otherwise becomes subject to an Environmental Liability which, individually or together with all other Environmental Liabilities, has resulted or could reasonably be expected to result in liability of a Credit Party in an aggregate amount in excess of $50,000,000; or

(l)    Dismissal; Conversion. Any of the Chapter 11 Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal, or conversion to a case under Chapter 7 of the Bankruptcy Code, of any of Chapter 11 Case of any Debtor under section 1112 of the Bankruptcy Code or otherwise without causing all Obligations hereunder to be Paid in Full; or

(m)     Trustee. A trustee under chapter 11 of the Bankruptcy Code, an examiner under section 1104(b) of the Bankruptcy Code or a responsible officer having expanded powers shall be appointed in any of the Chapter 11 Cases of the Debtors and the order appointing such trustee, examiner or responsible officer shall not be reversed or vacated within fifteen (15) days after the entry thereof (or the Credit Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required DIP Creditors; or

(n)    Superpriority Claims; Liens. Other than as permitted by the Orders, an application shall be filed by any Debtor for the approval of (i) any Superpriority Claim or Lien, other than the DIP Superpriority Claims or the DIP Liens, or an order of the Bankruptcy Court shall be entered granting any Superpriority Claim or Lien other than the DIP Superpriority Claims or the DIP Liens, in any of the Chapter 11 Cases of the Debtors that is pari passu with or senior to the DIP Superpriority Claims or the DIP Liens of the Agents, the DIP Creditors and the other Secured Parties against the Borrower or any other Credit Party hereunder or under any of the other Credit Documents (including the adequate protection Liens and claims provided for in the Orders) or (ii) any Liens senior or pari passu to (A) the Liens securing the Prepetition RCF Obligations or the Prepetition Secured Notes Obligations (each such term as defined in the DIP Order) or (B) the adequate protection Liens granted to the Prepetition RCF Secured Parties or the Prepetition Secured Notes Secured Parties (each such term as defined in the DIP Order); or

(o)    Stay Relief. Other than with the prior written consent (which may be in the form of email confirmation from the Required DIP Creditors’ counsel) of the Required DIP Creditors, the Bankruptcy Court shall enter a final non-appealable order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to (i) the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $50,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(p)    Orders; Actions. Other than with the prior written consent (which could be in the form of email confirmation from Required DIP Creditors’ counsel) of the Required DIP Creditors:

(i)    an order of the Bankruptcy Court in any of the Chapter 11 Cases shall be entered confirming a plan of reorganization that is inconsistent with the Restructuring Support Agreement; or

(ii)    an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the DIP Order, or the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse in any respect to the Agents or the DIP Creditors (taken as a whole), without the prior written consent of the Agents and the Required DIP Creditors; or

(iii)    an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Credit Parties or imposing any additional conditions on such use (and such order remains unstayed for more than three (3) Business Days) and the Credit Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance acceptable to, the Required DIP Creditors; or

(iv)     the DIP Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral described therein or the DIP Order shall cease to be in full force and effect; or

(v)    any of the Credit Parties or any Subsidiary of the Borrower shall fail to comply with the Orders; or

(vi)     other than with respect to the Carve Out (as provided for in the DIP Order), an order in the Chapter 11 Cases shall be entered (without the consent of the Administrative Agent and the Required DIP Creditors) charging any of the Collateral under section 506(c) of the Bankruptcy Code against any Agent, the DIP Creditors or the Loyalty Noteholders; or

(vii)    other than the Orders, the entry of a final non-appealable order in the Chapter 11 Cases authorizing the use of Cash Collateral or obtaining of financing pursuant to section 364 of the Bankruptcy Code (other than the DIP Facility); or

(viii)     any order shall be entered in the Chapter 11 Cases providing adequate protection to any person other than as set forth in the Orders (as applicable); or

(ix)     any Credit Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (1) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral (as defined in the DIP Order), whether senior, equal or subordinate to the Collateral Agent’s liens and security interests; or (2) to modify or affect any of the rights of any Agent, or the DIP Creditors under the DIP Order or the Credit Documents and related documents by any plan of reorganization confirmed in the Chapter 11 Cases or other pleading or subsequent order entered in the Chapter 11 Cases; or

(x)    without the consent of the Required DIP Creditors, the Bankruptcy Court enters an order approving a sale transaction.

(q)    Chapter 11 Plan. Filing of a chapter 11 plan or disclosure statement that is not reasonably acceptable to the Required DIP Creditors in their sole discretion; or

(r)    Supporting Actions. Any of the Credit Parties or any of their Subsidiaries shall seek, support (including by filing a pleading in support thereof) or fail to contest in good faith any of the matters set forth in clauses (l) through (q) above; or

(s)    Sale Motions. Without the consent of the Required DIP Creditors, any Credit Party shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties; or

(t)    RSA Termination. The Restructuring Support Agreement shall have terminated in accordance with its terms;

(u)    Adverse Claims.

(i)    Any Credit Party or any of its Subsidiaries, or any Person claiming by or through any Credit Party or any of its Subsidiaries, shall obtain Bankruptcy Court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Agents, the DIP Creditors (in their capacities as such) or any Prepetition Secured Parties and their respective rights and remedies or claims under or related to the DIP Facility in any of the Chapter 11 Cases or the applicable Prepetition Debt or inconsistent with the Credit Documents and the Orders, including with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the applicable Order; or

(ii)    Any Credit Party or any of its Subsidiaries, or any Person claiming by or through any Credit Party or any of its Subsidiaries, shall obtain Bankruptcy Court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the holders of the Funded Debt, in their capacities as such; or

(v)    Loss of Exclusivity. The Bankruptcy Court shall enter an order denying, terminating or modifying (i) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (ii) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from the Required DIP Creditors.

(w)     Prepetition Payments. The making of any Prepetition Payments other than (i) as permitted by the Orders, (ii) as permitted by any First Day reasonably satisfactory to the Required DIP Creditors, (iii) as set forth under the Approved Budget (subject to Permitted Variances) or (iv) approved by the Required DIP Creditors in their sole discretion.

Notwithstanding anything to the contrary in this Section 8.01, a Default (the “Initial Default”) may not be cured pursuant to this Section 8.01:

(i)    if the taking of any action by any Credit Party or Subsidiary that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Credit Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(ii)    in the case of an Initial Default that results in an Event of Default under Section 8.01(h) or (i) that directly results in material impairment of the rights and remedies of the DIP Creditors, Collateral Agent and Administrative Agent under the Credit Documents and that is incapable of being cured,

(iii)    in the case of an Initial Default that results in an Event of Default under Section 8.01(c) arising due to the failure to perform or observe Section 6.05 or 6.06 that directly results in a material adverse effect on the ability of the Borrower and the other Credit Parties (taken as a whole) to perform their respective payment obligations under any Credit Document to which the Borrower or any of the other Credit Parties is a party, or

(iv)     in the case of an Initial Default that results in an Event of Default under Section 8.01(j); or

(v)    in the case of an Initial Default for which (i) the Borrower failed to give notice to the Administrative Agent and the DIP Creditors of such Initial Default in accordance with Section 6.03 of this Agreement and (ii) the Borrower has actual knowledge of such failure to give such notice.

Section 8.02    Remedies Upon Event of Default.

(a)    General. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required DIP Creditors, shall take any or all of the following actions (subject to the terms of the Orders):

(i)    declare the commitment of each DIP Creditor to make Loans or purchase Notes to be terminated, whereupon such commitments shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans and Notes, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)    exercise on behalf of itself and the DIP Creditors all rights and remedies available to it and the DIP Creditors under the Credit Documents or applicable Law; provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g) with respect to the Borrower, the obligation of each DIP Creditor to make Loans and purchase Notes shall automatically terminate, the unpaid principal amount of all outstanding Loans and Notes and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any DIP Creditor;

(iv)     upon five (5) Business Days’ written notice, in accordance with the Orders, the Credit Documents and applicable Law, and without the need for filing any motion for relief from the automatic stay or any other pleading exercise rights and remedies against the Collateral.

Section 8.03    [Reserved].

Section 8.04    Application of Funds. Subject to the Orders, if the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans and Notes have automatically become immediately due and payable), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to each Agent, in their respective capacity as such (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the DIP Creditors (including Attorney

Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest) in respect of the Loans and Notes, ratably among the DIP Creditors holding Loans and Notes in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Notes, ratably among the DIP Creditors holding Loans or Notes in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Article IX

Administrative Agent and Other Agents

Section 9.01    Appointment and Authorization of Agents.

(a)    Each DIP Creditor hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any DIP Creditor or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the terms “agent”, “administrative agent” and “collateral agent” herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Agent shall not be deemed to assume any obligations or liabilities of any of the DIP Creditors under this Agreement or any of the other Credit Documents.

(b)    [Reserved].

(c)    The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the DIP Creditors hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such DIP Creditor for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the DIP Creditors hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Credit Documents and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the DIP Creditors.

(d)    For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to any Agent hereunder (including without limitation this Article IX), with respect to instances described by phrases such as “satisfactory to the [Administrative][Collateral] Agent”, “approved by the [Administrative][Collateral] Agent”, “acceptable to the [Administrative][Collateral] Agent”, “as determined by the [Administrative][Collateral] Agent”, “in the [Administrative][Collateral] Agent’s discretion”, “selected by the [Administrative][Collateral] Agent”, “elected by the [Administrative][Collateral] Agent”, “requested by the [Administrative][Collateral] Agent” and phrases of similar import that authorize and permit an Agent to approve, disapprove, determine, act or decline to act in its discretion, the applicable Agent may seek prior written direction from the Required DIP Creditors (or, where expressly required by the terms of any Credit Document, a greater proportion of the DIP Creditors), as applicable, in order to take such action or to exercise such rights. Nothing contained in this Agreement shall require any Agent to exercise any discretionary acts and any permissive grant of power to any Agent hereunder shall not be construed to be a duty to act.

Section 9.02    Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through trustees, Affiliates, agents, co-agents, sub-agents, supplemental agents, employees, attorneys-in-fact or any other Person (including any Secured Party) as shall be deemed necessary by such Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any trustee, Affiliate, agent, co-agent, sub-agent, supplemental agent, employee, or attorney-in-fact, or other Person that it selects in the absence of gross negligence or willful misconduct.

Section 9.03    Liability of Agents.

(a)    No Agent-Related Person shall (a) be liable to any DIP Creditor for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby, including their activities as Administrative Agent (except, other than such actions taken or omitted to be taken with the consent or at the request of the Required DIP Creditors, for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) be responsible in any manner to any DIP Creditor or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, the value or sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder or (c) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified DIP Creditors; further, without limiting the generality of the foregoing clause (c), no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any DIP Creditor or Participant or prospective DIP Creditor or Participant is a Disqualified DIP Creditor or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Notes, or disclosure of confidential information, to any Disqualified DIP Creditor. No Agent-Related Person shall be under any obligation to any DIP Creditor or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be expressly provided for herein or in the other Credit Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law. As to any matters not expressly provided for by this Agreement or any other Credit Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with written instructions given by the Required DIP Creditors (or, where expressly required by the terms of any Credit Document, a greater proportion of the DIP Creditors), and such instructions, and any action taken or failure to act pursuant thereto, shall be binding on all DIP Creditors. No Agent shall have any liability for any failure or delay in taking any actions contemplated herein as a result of the failure or delay on the part of the Required DIP Creditors to provide such instructions.

(b)    For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to each Agent for any actions taken or omitted to be taken under this Agreement or any other Credit Documents and any other related agreements in any of their respective capacities and each Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement and in all of the other Credit Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Credit Document.

(c)    No Agent shall have any liability for any interest rate published on any publicly available source, by any publication or other source for determining any interest rates applicable to any Loan, including, without limitation, any inaccuracy or error relating to the publication of any such interest rates. No Agent shall be liable for any delay or failure in performing its duties under this Agreement directly or indirectly as a result of the unavailability of Base Rate, Term SOFR or any benchmark or the absence of a designated Benchmark Replacement, including as a result of any delay or error on the part of any other party, or whether as a result of any other party providing or failing to provide any Agent with any information or direction pursuant to the terms of this Agreement or any other Credit Document. No Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Base Rate, Term SOFR or other applicable benchmark, and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required DIP Creditors and the Borrower, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. No Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans or Notes, or for any rates compiled by the CME or any successor thereto, or for any rates published on any publicly available source, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment.

(d)    No Agent shall be required to risk or expand its own funds in performing its obligations hereunder or under any other Credit Document or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction.

(e)    No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control (such acts shall include, but are not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility) nor shall Agent have any liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator or (iii) the acts or edicts of any government or governmental agency or other group or entity exercise governmental powers.

(f)    No Agent shall be liable for any indirect, special, punitive or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(g)    No Agent shall have any liability for any failure, inability or unwillingness on the part of any DIP Creditor to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on such Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

Section 9.04    Reliance by Agents.

(a)    Each Agent may conclusively rely upon (i) any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation delivered by the parties hereto believed by it in good faith to be genuine and to have been signed by an authorized representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and each Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation and (ii) advice and statements of legal counsel, independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required DIP Creditors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the DIP Creditors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required DIP Creditors (or such greater number of DIP Creditors as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the DIP Creditors.

(b)    For purposes of determining compliance with the conditions specified in Section 4.01, each DIP Creditor party to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a DIP Creditor unless the Administrative Agent shall have received notice from such DIP Creditor prior to the proposed Closing Date specifying its objection thereto.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the DIP Creditors, unless the Administrative Agent shall have received written notice from a DIP Creditor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the DIP Creditors of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required DIP Creditors in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the DIP Creditors.

Section 9.06    Credit Decision; Disclosure of Information by Agents. Each DIP Creditor acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any DIP Creditor as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each DIP Creditor represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each DIP Creditor also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the DIP Creditors by any Agent herein, such Agent shall not have any duty or responsibility to provide any DIP Creditor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated by this Agreement are consummated, the DIP Creditors shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent; provided that no DIP Creditor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be required) shall be deemed to constitute gross negligence or willful misconduct. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any DIP Creditor or any other Person. Without limitation of the foregoing, each DIP Creditor shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the DIP Creditors shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08    [Reserved].

Section 9.09    Successor Agents.

(a)    Any Agent may resign upon thirty (30) days’ notice to the DIP Creditors and the Borrower. If any Agent resigns under this Agreement, the Required DIP Creditors shall appoint a comparable financial institution to be the successor agent for the DIP Creditors, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the retiring Agent may appoint, after consulting with the DIP Creditors and the Borrower, a successor agent that is a comparable financial institution. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent,” “Collateral Agent” or “Agent”, as applicable, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent, as described in this Section 9.09 and/or supplemental agent, as described in Section 9.02), and the retiring Agent’s appointment, powers and duties as the Administrative Agent and/or Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and/or Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and/or Collateral Agent by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the DIP Creditors shall perform all of the duties of the Administrative Agent and/or Collateral Agent hereunder until such time, if any, as the Required DIP Creditors appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the DIP Creditors under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and/or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required DIP Creditors may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Credit Documents.

(b)    Any entity into which an Agent may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidations which an Agent may be party, or any corporation or association to which all or substantially all of the corporate trust or agency business and assets as a whole or substantially as a whole of an Agent may be transferred or sold, shall be the successor Agent under this Agreement and each Credit Document and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or any further action.

Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Creditors and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the DIP Creditors and the Administrative Agent and their respective agents and counsel and all other amounts due the DIP Creditors and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each DIP Creditor to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the DIP Creditors, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required DIP Creditors, to credit bid all or any portion of the respective Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the respective Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner, purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Credit Party is subject, and (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the applicable Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis among the DIP Creditors and in accordance with the Liens priorities set forth in the DIP Order (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required DIP Creditors, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required DIP Creditors contained in clauses (a) through (i) of Section 10.01), (iii) at the direction of the Required DIP Creditors, the Administrative Agent shall be authorized to assign all or any portion of the relevant Obligations to any such acquisition vehicle pro rata by and among the DIP Creditors as a result of which each of such DIP Creditors shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle on account of the assignment of the respective Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that the respective Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the applicable DIP Creditors pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any DIP Creditor any plan of reorganization, arrangement, adjustment or composition affecting any Obligations or the rights of any DIP Creditor or to authorize the Administrative Agent to vote in respect of the claim of any DIP Creditor in any such proceeding.

Section 9.11    Collateral and Guarantee Matters. The DIP Creditors irrevocably agree:

(a)    that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document shall be automatically and immediately released (each, a “Lien Release Event”) (i) upon satisfaction of the Termination Conditions, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Credit Document to any Person other than any other Credit Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required DIP Creditors, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its Guarantee pursuant to clause (c) below or (v) if the property subject to such Lien becomes Excluded Assets;

(b)    [reserved].

(c)    if any Subsidiary Guarantor ceases to be a Subsidiary as a result of a transaction or designation not prohibited hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Borrower) (each a “Guarantee Release Event”), (x) such Subsidiary shall be automatically and immediately released from its Guarantee and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Assets or are being transferred to a Person that is not a Credit Party) shall be automatically and immediately released from its obligations.

Each Agent agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Borrower (such actions and such execution, the “Release Actions”), at the Borrower’s sole cost and expense and subject to receipt of a Release Certificate, in connection with a Lien Release Event or Guarantee Release Event and that such actions are not discretionary. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each DIP Creditor irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its Guarantee, in each case in accordance with the terms of the Credit Documents and this Section 9.11. Prior to releasing its interest in particular types or items of property, or to release any Guarantor from its Guarantee pursuant to this Section 9.11, the Administrative Agent and/or the Collateral Agent shall be entitled to receive a certificate of a Responsible Officer of the Borrower stating that such actions are permitted under this Agreement (“Release Certificate”). Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such certificate of a Responsible Officer of the Borrower.

Each DIP Creditor and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 9.11. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any identified transaction with the terms of a Credit Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Credit Party in connection with the Collateral or compliance with the terms set forth above or in a Credit Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the DIP Creditors for any failure to monitor or maintain any portion of the Collateral.

The Collateral Agent shall have no obligation whatsoever to the DIP Creditors or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.11 or in any of the Collateral Documents.

Each DIP Creditor expressly and irrevocably agrees that it will not hinder or direct the Administrative Agent or Collateral Agent to take any action that will hinder the automatic release of any security interest, Lien or Guarantee provided for by this Section 9.11 (including, without limitation, in connection with any Disposition permitted pursuant to Section 7.05 and including, without limitation, any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on Collateral, in each case, at the Borrower’s sole cost and expense) and expressly and irrevocably agrees that the Administrative Agent and Collateral Agent shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by this Section 9.11 without any obligation or requirement to notify or obtain consent from any DIP Creditor.

Section 9.12    Other Agents. None of the DIP Creditors or other Persons so identified shall have or be deemed to have any fiduciary relationship with any DIP Creditor. Each DIP Creditor acknowledges that it has not relied, and will not rely, on any of the DIP Creditors or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13    Appointment of Supplemental Administrative Agents.

(a)    It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)    Should any instrument in writing from any Credit Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14    [Reserved].

Section 9.15    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any DIP Creditor (the “DIP Creditor Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each DIP Creditor Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such DIP Creditor Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each DIP Creditor Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each DIP Creditor Party promptly upon determining that any payment made to such DIP Creditor Party comprised, in whole or in part, a Rescindable Amount. Notwithstanding anything to the contrary herein or in any other Credit Document, the provisions of this paragraph are solely agreements among the DIP Creditor Parties and the Administrative Agent and shall not impose any obligations on the Borrower and the Credit Parties.

Article X

Miscellaneous

Section 10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required DIP Creditors and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and done in compliance with the Restructuring Support Agreement, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any DIP Creditor without the written consent of each DIP Creditor directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any DIP Creditor);

(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each DIP Creditor directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans and Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the third to last paragraph to this Section 10.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each DIP Creditor directly and adversely affected thereby; provided that only the consent of the Required DIP Creditors shall be necessary to (i) amend the definition of “Default Rate”, (ii) to waive any obligation of the Borrowers to pay interest at the Default Rate or (iii) effectuate or implement any changes in accordance with Section 3.02;

(d)    change any provision of this Section 10.01, Section 2.05(b)(v), Section 2.12(a), Section 2.13, Section 8.04, Section 9.10 or Section 10.07(b)(ii)(6) that would alter the pro rata sharing of payments, ratable reduction of Loans or Notes without the written consent of each DIP Creditor directly and adversely affected thereby;

(e)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each DIP Creditor directly and adversely affected thereby; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f)    release all or substantially all of the value of the Guarantees in any transaction or series of related transactions, without the written consent of each DIP Creditor directly and adversely affected thereby; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(g)    (i) change the definition of “Required DIP Creditors” or (ii) add an additional Class, in each case, without the written consent of each DIP Creditor; or

(h)    except to the extent a DIP Creditor is providing such Indebtedness and a bona fide opportunity to participate in the applicable debt has been offered to all existing DIP Creditors on a pro rata basis on not less than five (5) Business Days’ notice, make modifications that add a new tranche of debt, or have the effect of adding a new tranche of debt, subordinate, or have the effect of subordinating, any of the Obligations to any other Indebtedness or subordinate, or have the effect of subordinating, the Liens securing the Obligations to the Liens securing any other Indebtedness (in each case of the foregoing, except Indebtedness that is permitted under this Agreement (as in effect on the Closing Date) to be pari passu or senior in right of payment to the Obligations and/or be secured by a Lien on the Collateral that is pari passu or senior to the Lien securing the Obligations, as applicable), in each case, without the written consent of each DIP Creditor directly and adversely affected thereby; provided, further, that (i) no amendment, waiver, consent, supplement or other modification shall, unless in writing and signed by the Administrative Agent in addition to the DIP Creditors required above, affect the rights, duties or obligations of, or any fees or other amounts payable to, or modify any provision for the benefit of, the Administrative Agent under this Agreement or any other Credit Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting DIP Creditor all or any part of whose Loans or Notes are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) (A) any amendment or waiver that by its terms affects the rights or duties of DIP Creditors holding Loans or Notes or Term Commitments or Note Commitments of a particular Class (but not the DIP Creditors holding Loans or Notes or Term Commitments or Note Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of DIP Creditors that would be required to consent thereto if such Class of DIP Creditors were the only Class of DIP Creditors and (B) subject to Section 2.16(a), in determining whether the requisite percentage of DIP Creditors have consented to any amendment, modification, waiver or other action, any Defaulting DIP Creditors shall be deemed to have voted in the same proportion as those DIP Creditors who are not Defaulting DIP Creditors, except with respect to (x) any amendment, waiver or other action which by its terms requires the consent of all DIP Creditors or each affected DIP Creditor and (y) any amendment, waiver or other action that by its terms adversely affects any Defaulting DIP Creditor in its capacity as a DIP Creditor in a manner that differs in any material respect from other affected DIP Creditors, in which case the consent of such Defaulting DIP Creditor shall be required. Notwithstanding the foregoing (but subject to clause (h) above), this Agreement may be amended (or amended and restated) with the written consent of the Required DIP Creditors, and the Borrower and the Administrative Agent (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Notes and the accrued interest and fees in respect thereof and (b) to include appropriately the DIP Creditors holding such credit facilities in any determination of the Required DIP Creditors.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Required DIP Creditors and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent (acting at the written direction of the Required DIP Creditors) at the request of the Borrower without the need to obtain the consent of any DIP Creditor (other than the Required DIP Creditors) if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, errors, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents. Furthermore, with the consent of the Administrative Agent (acting at the written direction of the Required DIP Creditors) at the request of the Borrower (without the need to obtain any consent of any DIP Creditor, other than the Required DIP Creditors), any Credit Document may be amended to cure ambiguities, omissions, errors, mistakes or defects and the Agents’ and Borrower’s joint determination of the existence of any such ambiguity, omission, error, mistake or defect is conclusive evidence of the existence of such ambiguity, omission, error, mistake or defect.

Notwithstanding anything in this Section 10.01 to the contrary, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (acting at the written direction of the Required DIP Creditors) to the extent necessary to make any amendments permitted by Section 1.03 and (b) without the consent of any DIP Creditor, the Credit Parties and the Administrative Agent (acting at the written direction of the Required DIP Creditors) or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any DIP Creditor under any Credit Document.

Section 10.02    Notices and Other Communications; Facsimile Copies.

(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other DIP Creditor, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) [reserved]; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)    Electronic Communications. Notices and other communications to the DIP Creditors hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any DIP Creditor pursuant to Article II if such DIP Creditor, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Credit Parties, any DIP Creditor, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any DIP Creditor, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Communication or otherwise required for the Platform. In no event shall any Agent-Related Person have any liability to any Credit Party, any DIP Creditor or any other Person or entity for damages of any kind, whether or not based on strict liability and including, without limitation, direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Agent’s transmission of communications through the Platform, except to the extent the same resulted primarily from the gross negligence or willful misconduct of such Agent-Related Persons, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment. In no event shall any Agent-Related Person have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems. Each Credit Party, each DIP Creditor and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies. All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1(c), separate terms and conditions posted or referenced in such Platform and related agreements executed by the DIP Creditors and their Affiliates in connection with the use of such Platform. Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other DIP Creditor may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each DIP Creditor agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such DIP Creditor.

(e)    Reliance by Agents and DIP Creditors. The Administrative Agent and the DIP Creditors shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each DIP Creditor from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

(f)    Notice to other Credit Parties. The Borrower agree that notices to be given to any other Credit Party under this Agreement or any other Credit Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Credit Party in accordance with the terms hereunder or thereunder.

(g)    Communications. Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) [reserved], (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Specified Communications”; and all such excluded and non-excluded communications, the “Communications”), by transmitting the Specified Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Specified Communications to the Administrative Agent in the manner specified in this Agreement or any other Credit Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.03 shall prejudice the right of the Agents, any DIP Creditor or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document or as any such Agent shall require.

Section 10.03    No Waiver; Cumulative Remedies. No failure by any DIP Creditor or the Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04    Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Agents and each DIP Creditor for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with (i) the Chapter 11 Cases generally, (ii) the preparation, negotiation and execution of the Credit Documents, (iii) the funding of the DIP Facility, (iv) the creation, perfection or protection of the liens under the Credit Documents (including all search, filing and recording fees) and (v) the on-going administration of the Credit Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto), including (w) all Attorney Costs of Schulte Roth & Zabel LLP, as counsel to the Agents, (x) all Attorney Costs of Dentons US LLP, as counsel to the Fronting Lender, (y) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) and (z) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) (but limited to the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement); provided that this parenthetical will not apply to Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement) in their capacity as DIP Creditors) and one additional counsel for each of the Administrative Agent and the DIP Creditors in the case of any actual or perceived conflict of interest, and (b) to pay or reimburse the Agents and each DIP Creditor for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents including all costs and expenses incurred in connection with (i) the enforcement of the Credit Documents, (ii) any refinancing or restructuring of the DIP Facility in the nature of a “work-out” and/or (iii) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the Credit Documents, and including (x) all Attorney Costs of Schulte Roth & Zabel LLP, as counsel to the Agents, (y) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) and (z) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) (but limited to the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement); provided that this parenthetical will not apply to Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement) in their capacity as DIP Creditors) and one additional counsel for each of the Administrative Agent and the DIP Creditors in the case of any actual or perceived conflict of interest. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid in accordance with the Orders.

Section 10.05    Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the Fronting Lender, each other DIP Creditor and their respective Affiliates and their and their Affiliates’ respective partners, directors, officers, employees, counsel, agents, advisors, and other representatives

(collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including (x) all Attorney Costs of Schulte Roth & Zabel LLP, as counsel to the Agents, (y) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) and (z) the fees and out-of-pocket costs and expenses (including Attorney Costs) of the Ad Hoc Group of Senior Secured Noteholders Advisors (as defined in the Restructuring Support Agreement) (but limited to the fees and out-of-pocket costs and expenses of the Ad Hoc Group of Convertible Noteholders Advisors incurred through the date of the termination of the Restructuring Support Agreement as to the Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement); provided that this parenthetical will not apply to Consenting Convertible Noteholders (as defined in the Restructuring Support Agreement) in their capacity as DIP Creditors)) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Commitment, Loan, Note Commitment or Note or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any other Credit Party or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrower, any other Credit Party or any of their respective Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the partners, officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Credit Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Credit Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Credit Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit any Credit Party’s indemnification obligations hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents is consummated. All amounts due under this Section 10.05 shall be paid in accordance with the Orders; provided, however, if the Borrower has reimbursed any Indemnitee for any legal or other expenses in connection with any Indemnified Liabilities and there is a final non-appealable judgment of a court of competent jurisdiction that the Indemnitee was not entitled to indemnification or contribution with respect to such Indemnified Liabilities pursuant to the express terms of this Section 10.05, then the Indemnitee shall promptly refund such expenses paid by the Borrower to the Indemnitee. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any DIP Creditor, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any DIP Creditor, or any Agent or any DIP Creditor exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such DIP Creditor in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each DIP Creditor severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate (or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation).

Section 10.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Borrower nor any of their respective Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each DIP Creditor and no DIP Creditor may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g), (iv) to an SPC in accordance with the provisions of Section 10.07(h) and (v) by way of any assignments in connection with the Fronting Arrangement (and any other attempted assignment or transfer by any party hereto (other than to any Disqualified DIP Creditor (other than during the continuation of an Event of Default)) shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any DIP Creditor may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment or Note Commitment and the Loans or Notes at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)    the Borrower; provided that, (x) no consent of the Borrower shall be required for an assignment (I) of any Term Loan or Note to any other DIP Creditor, any Affiliate of a DIP Creditor, any Approved Fund or any other Person that becomes a “Consenting Stakeholder” under, and as defined in, the Restructuring Support Agreement prior to such assignment, (II) in connection with the Fronting Arrangement, or (III) if an Event of Default has occurred and is continuing, to any Assignee and (y) the Borrower shall be deemed to have consented to any such assignment of any Term Loan or Note unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(2)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Note (I) to another DIP Creditor, an Affiliate of a DIP Creditor or an Approved Fund, or (II) in connection with the Fronting Arrangement.

(ii)    Assignments shall be subject to the following additional conditions:

(1)    except in the case of an assignment (I) in connection with the Fronting Arrangement, (II) to a DIP Creditor or an Affiliate of a DIP Creditor or an Approved Fund, or (III) of the entire remaining amount of the assigning DIP Creditor’s Term Commitment, Note Commitment, Loans or Notes of any Class, the amount of the Term Commitment, Note Commitment, Loans or Notes, as applicable, of the assigning DIP Creditor subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $250,000 unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each DIP Creditor and its Affiliates or Approved Funds, if any;

(2)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(3)    (1) the Assignee, if it shall not be a DIP Creditor, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(h) and (2) the Assignee shall have delivered to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(4)    the Assignee shall not be a natural person, or a Disqualified DIP Creditor (and such Assignee shall be required to represent that it is not a Disqualified DIP Creditor or an Affiliate of a Disqualified DIP Creditor that would constitute a Disqualified DIP Creditor but for the fact that it is not readily identifiable as such on the basis of its name); provided that the list of Disqualified DIP Creditors shall not be posted or otherwise distributed to the DIP Creditors, prospective DIP Creditors and prospective assignees;

(5)    the Assignee shall not be a Defaulting DIP Creditor;

(6)    the Borrower and its Subsidiaries may not purchase any Loans, Notes or Commitments; and

(7)    in the case of any assignment of a Note or DIP Note Commitment, the Assignee shall be an Eligible Note Purchaser.

(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (other than with respect to any assignment to a DIP Creditor, an Affiliate of a DIP Creditor, an Approved Fund or any other person that has become a party to the Restructuring Support Agreement pursuant to the terms thereof, or in connection with the Fronting Arrangement, and it being understood that such fee shall only be required to be paid once with respect to a block of trades by any DIP Creditor and/or Affiliate or Approved Fund thereof) (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a DIP Creditor under this Agreement, and the assigning DIP Creditor thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning DIP Creditor’s rights and obligations under this Agreement, such DIP Creditor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning DIP Creditor of its Term Note (if any), the Borrower (at its expense) shall execute and deliver a Term Note to the assignee DIP Creditor. Any assignment or transfer by a DIP Creditor of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such DIP Creditor of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a DIP Creditor pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the DIP Creditors, and the Term Commitments of, and principal amounts (and related interest amounts) of the Loans or Notes, owing to, each DIP Creditor pursuant to the terms hereof from time to time (the “DIP Term Loan Register”). The entries in the DIP Term Loan Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the DIP Creditors shall treat each Person whose name is recorded in the DIP Term Loan Register pursuant to the terms hereof as a DIP Creditor hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The DIP Term Loan Register is intended to ensure that all Loans and Notes are at all times maintained in “registered form” within the meaning of Section 5f.103(c) of the United States Treasury Regulations and Section 871(h) and 881(c) of the Code. The DIP Term Loan Register shall be available for inspection by the Borrower, any Agent and any DIP Creditor, at any reasonable time and from time to time upon reasonable prior notice.

(e)    Any DIP Creditor may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) or, so long as whether a prospective participant is a Disqualified DIP Creditor may be communicated to a DIP Creditor upon request, a Disqualified DIP Creditor (each, a “Participant”) in all or a portion of such DIP Creditor’s rights and/or obligations under this Agreement (including all or a portion of its Term

Commitment or Note Commitment and/or the Loans or Notes owing to it); provided that (i) such DIP Creditor’s obligations under this Agreement shall remain unchanged, (ii) such DIP Creditor shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other DIP Creditors shall continue to deal solely and directly with such DIP Creditor in connection with such DIP Creditor’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a DIP Creditor sells such a participation shall provide that such DIP Creditor shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such DIP Creditor will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable DIP Creditor), subject to the requirements and limitations of such Sections (including Section 3.01(h)) and Sections 3.05 and 3.06, to the same extent as if it were a DIP Creditor and had acquired its interest by assignment pursuant to Section 10.07(b) (provided that any documentation required to be provided under Section 3.01(h) shall be provided solely to the participating DIP Creditor). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a DIP Creditor; provided that such Participant agrees to be subject to Section 2.13 as though it were a DIP Creditor. Any DIP Creditor that sells participations and any Granting DIP Creditor shall maintain a register on which it enters the name and the address of each Participant or SPC and the principal amounts and related interest amounts of each Participant’s or SPC’s interest in the Term Commitments, Note Commitments, Loans and/or Notes (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such DIP Creditor shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan or Note as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such DIP Creditor shall be acting as the non-fiduciary agent of the Borrower solely for this purpose (without limitation, in no event shall such DIP Creditor be a fiduciary of the Borrower for any purpose). No DIP Creditor shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations and Section 871(h) and 881(c) of the Code.

(f)    A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.03 or 3.04 than the applicable DIP Creditor would have been entitled to receive with respect to the participation sold to such Participant.

(g)    Any DIP Creditor may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such DIP Creditor, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such DIP Creditor from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Creditor as a party hereto.

(h)    Notwithstanding anything to the contrary contained herein, any DIP Creditor (a “Granting DIP Creditor”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting DIP Creditor to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan or purchase all or any part of any Note that such Granting DIP Creditor would otherwise be obligated to make or purchase pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan or purchase any Note and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan or purchase all or any part of any Note, the Granting DIP Creditor shall be obligated to make such Loan or purchase such Note pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(e) and (f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a DIP Creditor, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a DIP Creditor would be liable and such liability shall remain with the Granting DIP Creditor, and (iii) the Granting DIP Creditor shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan or the purchase of a Note by an SPC hereunder shall utilize the Term Commitment or Note Commitment, as applicable, of the Granting DIP Creditor to the same extent, and as if, such Loan or Note, as applicable, were made by such Granting DIP Creditor. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan or Note to the Granting DIP Creditor and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans or Notes to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i)    Notwithstanding anything to the contrary contained herein, (1) any DIP Creditor may in accordance with applicable Law create a security interest in all or any portion of the Loans or Notes owing to it and the Term Note or Note, if any, held by it and (2) any DIP Creditor that is a Fund may create a security interest in all or any portion of the Loans or Notes owing to it and the Term Note or Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a DIP Creditor in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging DIP Creditor from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a DIP Creditor under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)    No Agent-Related Person shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified DIP Creditors; further, without limiting the generality of the foregoing clause, no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any DIP Creditor or Participant or prospective DIP Creditor or Participant is a Disqualified DIP Creditor or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Notes, or disclosure of confidential information, to any Disqualified DIP Creditor.

(k)    Notwithstanding anything to the contrary contained herein, no assignment shall be made to any Loyalty Noteholder, any Convertible Noteholder or any of their respective Affiliates, unless such Loyalty Noteholder or Convertible Noteholder is, or contemporaneously becomes, a “Consenting Stakeholder” under, and as defined in, the Restructuring Support Agreement prior to, or concurrently with, such assignment.

(l)    Each DIP Creditor and/or Affiliate thereof that is not a Loyalty Noteholder or a Convertible Noteholder at the time such Person becomes a DIP Creditor or an Affiliate of a DIP Creditor shall not thereafter become a Loyalty Noteholder or a Convertible Noteholder, unless such DIP Creditor or Affiliate thereof, as applicable, is, or contemporaneously becomes, a “Consenting Stakeholder” under, and as defined in, the Restructuring Support Agreement prior to, or concurrently with, becoming a Loyalty Noteholder or Convertible Noteholder, as applicable.

Section 10.08    Confidentiality. Each of the Agents and the DIP Creditors agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ partners, directors, officers, employees, trustees, investment advisors, professionals and other experts or agents, including accountants, legal counsel, independent auditors and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified DIP Creditor pursuant to this clause (a) but only to the extent that a list of such Disqualified DIP Creditors is available to all DIP Creditors upon request); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10.07(g); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement (it being understood that in no event shall such disclosure be made to any Disqualified DIP Creditor pursuant to this clause (d) but only to the extent the list of such Disqualified DIP Creditors is available to all DIP Creditors upon request); (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower (it being understood that in no event shall such disclosure be made to any Disqualified DIP Creditor pursuant to this clause (d) but only to the extent the list of such Disqualified DIP Creditors is available to all DIP Creditors upon request)), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any DIP Creditor; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Credit Parties received by it from such DIP Creditor); (j) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (k) to the extent that such Information is received by such DIP Creditor or any of its Affiliates from a third party that is not, to such DIP Creditor’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates; (l) to the extent that such Information is independently developed by such DIP Creditor or any of its Affiliates; (m) to the extent consisting of customary disclosure regarding portfolio holdings in any public filing by such DIP Creditor or (n) upon the request or demand of any Governmental Authority or other regulatory authority having jurisdiction over the Agent or DIP Creditors, as applicable, (in which case the Agent or DIP Creditors, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure). In addition, the Agents and the DIP Creditors may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the DIP Creditors in connection with the administration and management of this Agreement, the other Credit Documents, the Term Commitments, the Note Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Credit Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to any Agent or any DIP Creditor on a nonconfidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry prior to disclosure by any Credit Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09    Setoff. In addition to any rights and remedies of the DIP Creditors provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and its Affiliates and each DIP Creditor and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll, tax, and withholding accounts) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Agent and its Affiliates and such DIP Creditor and its Affiliates, as the case may be, to or for the credit or the account of the respective Credit Parties and their Subsidiaries against any and all Obligations owing to such Agent and its Affiliates or such DIP Creditor and its Affiliates hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not such Agent, such DIP Creditor or such Affiliate shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each DIP Creditor agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such DIP Creditor, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each DIP Creditor under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent and such DIP Creditor may have.

Section 10.10    Counterparts. This Agreement and each other Credit Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.11    Integration; Orders Control. This Agreement, together with the other Credit Documents and the Agent Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the DIP Creditors in any other Credit Document shall not be deemed a conflict with this Agreement; and provided, further, that to the extent any specific provision hereof or any other Credit Document is inconsistent with the Orders, the Orders shall control. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each DIP Creditor, regardless of any investigation made by any Agent or any DIP Creditor or on their behalf and notwithstanding that any Agent or any DIP Creditor may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or Note or any other Obligation hereunder shall remain unpaid. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14    GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN), AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)    EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH DIP CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH DIP CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY DIP CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

Section 10.15    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16    Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrower and each other party hereto and the Administrative Agent shall have been notified by each DIP Creditor that each such DIP Creditor has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each DIP Creditor and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the DIP Creditors except as permitted by Section 7.04.

Section 10.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the DIP Creditors hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18    DIP Creditor Action. Each DIP Creditor agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the DIP Creditors and shall not afford any right to, or constitute a defense available to, any Credit Party. Except with respect to the exercise of setoff rights or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof.

Section 10.19    Know-Your-Customer, Etc. Each DIP Creditor shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative

Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.20    USA PATRIOT Act. Each DIP Creditor hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such DIP Creditor to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 10.21    [Reserved].

Section 10.22    Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b)    any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;

(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;

(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or

(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.

Section 10.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and each DIP Creditor, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any DIP Creditor has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, each DIP Creditor and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each DIP Creditor with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Credit Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties and each of the Administrative Agent, and the DIP Creditors agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the DIP Creditors may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the DIP Creditor Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any DIP Creditor without further verification and (b) upon the request of the Administrative Agent or any DIP Creditor any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

Each of the Credit Parties and each DIP Creditor hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document based solely on the lack of paper original copies of this Agreement, such other Credit Document, and (ii) waives any claim against the Administrative Agent, each DIP Creditor for any liabilities arising solely from the Administrative Agent’s and/or any DIP Creditor’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any DIP Creditor that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all or a portion of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

Section 10.26    DIP Creditor Representation. (a) Each DIP Creditor (x) represents and warrants, as of the date such Person became a DIP Creditor party hereto, to, and (y) covenants, from the date such Person became a DIP Creditor party hereto to the date such Person ceases being a DIP Creditor party hereto, for the benefit of, the Administrative Agent, and their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such DIP Creditor is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Loans, Notes, Term Commitments, Note Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Loans, Notes, Term Commitments and Note Commitments and this Agreement,

(iii)    (A) such DIP Creditor is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such DIP Creditor to enter into, participate in, administer and perform the Loans, Notes, Term Commitments and Note Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, Notes, Term Commitments and Note Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such DIP Creditor, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Loans, Notes, Term Commitments and Note Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such DIP Creditor.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a DIP Creditor or (2) a DIP Creditor has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such DIP Creditor further (x) represents and warrants, as of the date such Person became a DIP Creditor party hereto, to, and (y) covenants, from the date such Person became a DIP Creditor party hereto to the date such Person ceases being a DIP Creditor party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such DIP Creditor involved in such DIP Creditor’s entrance into, participation in, administration of and performance of the Loans, Notes, Term Commitments and Note Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

Section 10.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC

and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting DIP Creditor shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.28    Disqualified DIP Creditors.

(a)    Replacement of Disqualified DIP Creditors.

(i)    To the extent that any assignment or participation is made or purported to be made to a Disqualified DIP Creditor described in clause (a) of the definition thereof (notwithstanding the other restrictions in this Agreement with respect to Disqualified DIP Creditors), or if any DIP Creditor or Participant becomes a Disqualified DIP Creditor described in clause (a) of the definition thereof, in each case, without limiting any other provision of the Credit Documents, upon the request of the Borrower, such Disqualified DIP Creditor shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans, Notes, Term Commitments and Note Commitments then owned by such Disqualified DIP Creditor (or held as a participation) to another DIP Creditor (other than a Defaulting DIP Creditor or another Disqualified DIP Creditor) or Eligible Assignee.

(ii)    Any such assignment shall be made in exchange for an amount equal to the lesser of (A) the face principal amount of the Term Commitments, Note Commitments, Notes and/or Loans so assigned and (B) the amount that such Disqualified DIP Creditor paid to acquire such Term Commitments, Note Commitments, Notes and/or Loans, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Term Commitments, Note Commitments, Notes and/or Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii)    The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 10.28. In addition, in connection with any such assignment, (A) if such Disqualified DIP Creditor does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative

Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement DIP Creditor executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified DIP Creditor shall be paid by the assignee DIP Creditor (or, at its option, the Borrower) the amount required pursuant to this Section 10.28, then such Disqualified DIP Creditor shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified DIP Creditor, and the Administrative Agent shall record such assignment in the DIP Term Loan Register and/or the DIP Notes Creditor Register, (B) each DIP Creditor (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified DIP Creditor paid to acquire Term Commitments, Note Commitments, Notes and/or Loans held by it, from such DIP Creditor and (C) each DIP Creditor that is a Disqualified DIP Creditor agrees to disclose to the Borrower the amount it paid to acquire the Term Commitments, Note Commitments, Notes and/or Loans held by it.

(b)    [Reserved].

(c)    Limitation on Rights and Privileges of Disqualified DIP Creditors. Except as otherwise provided in Section 10.01 or in Section 10.28(b)(ii), no Disqualified DIP Creditors shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in writing in respect of the exercise of remedies with respect to the Loans, Notes or other Obligations. Further, no Disqualified DIP Creditor that purports to be a DIP Creditor or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified DIP Creditor from becoming DIP Creditor or Participant) shall be entitled to any of the rights or privileges enjoyed by the other DIP Creditors with respect to voting (other than to the extent provided in Section 10.01 and Section 10.28(b)(ii)), Information and DIP Creditor meetings and shall be deemed for all purposes to be, at most, a Defaulting DIP Creditor until such time as such Disqualified DIP Creditor no longer owns any Loans, Notes, Term Commitments or Note Commitments.

(d)    Survival. The provisions of this Section 10.28 shall apply and survive with respect to each DIP Creditor and Participant notwithstanding that any such Person may have ceased to be a DIP Creditor or Participant (or any purported participation to any such DIP Creditor shall be void) hereunder or this Agreement may have been terminated.

(e)    Administrative Agent.

(i)    Reliance. The Administrative Agent shall have no liability to the Borrower, any DIP Creditor or any other Person in acting in good faith on any notice of Default or acceleration.

(ii)    Disqualified DIP Creditor Lists. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified DIP Creditors or for any assignment or participation to a Disqualified DIP Creditor.

(iii)    Liability Limitations. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified DIP Creditors. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any DIP Creditor or Participant or prospective DIP Creditor or Participant is a Disqualified DIP Creditor or (B) have any liability with respect to or arising out of any assignment or participation of Loans or Notes, or disclosure of confidential information (including Information), to any Disqualified DIP Creditor.

Section 10.29    Interest Rate Limitation. If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any DIP Creditor in an amount or calculated at a rate which would be prohibited by applicable law then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such DIP Creditor and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such DIP Creditor.

Section 10.30    Registrations with International Registry. To the extent applicable, each of the parties hereto covenants and agrees that it will take all such action reasonably requested by the Borrower or Collateral Agent in order to make any registrations with the International Registry, including without limitation establishing a valid and existing account with the International Registry and appointing an administrator and/or a Professional User reasonably acceptable to the Collateral Agent to make registrations with respect to the Mortgaged Collateral and providing consents to any registration as may be contemplated by the Credit Documents.

Section 10.31    Bankruptcy Matters. This Agreement, the other Credit Documents, and all Collateral Agent’s Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Case or any subsequent case under the Bankruptcy Code commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of each Agent and the DIP Creditors and their respective assigns, transferees and endorsees. The Collateral Agent’s Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Collateral Agent file financing statements or otherwise perfect its Liens under applicable law. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Credit Documents without the prior express written consent of the Administrative Agent (acting at the written direction of the Required DIP Creditors). Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Administrative Agent (acting at the written direction of the Required DIP Creditors) shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, each Agent and the DIP Creditors with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.

Section 10.32    Substitution of DIP Notes Creditor. Notwithstanding anything to the contrary herein, including Section 10.01, each DIP Notes Creditor shall have the right to substitute any one of its Affiliates or another DIP Notes Creditor or any one of such other DIP Notes Creditor’s Affiliates or related funds or funds under common management or another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Substitute DIP Notes Creditor”) as the DIP Notes Creditor of the Notes that it has agreed to purchase hereunder which have not been issued as of the date of the substitution, by written notice to the Borrower and the Administrative Agent (substantially in the form set out in Exhibit G), which notice shall be signed by both such DIP Notes Creditor and such Substitute DIP Notes Creditor, shall contain such Substitute DIP Notes Creditor’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute DIP Notes Creditor of the accuracy with respect to it of the representations set forth in Section 11.03. For the avoidance of doubt, neither the DIP Notes Creditor or the Substitute DIP Notes Creditor shall be required to obtain the consent of the Borrower or any Agent in connection with the substitution under this Section 10.32. Upon receipt of such notice, any reference to such DIP Notes Creditor in this Agreement (other than in this Section 10.32), shall be deemed to refer to such Substitute DIP Notes Creditor in lieu of such Original DIP Notes Creditor. In the event that such Substitute DIP Notes Creditor is so substituted as a DIP Notes Creditor hereunder and such Substitute DIP Notes Creditor thereafter transfers to such Original DIP Notes Creditor all of the Notes then held by such Substitute DIP Notes Creditor, upon receipt by the Borrower and the Administrative Agent of notice of such transfer, any reference to such Substitute DIP Notes Creditor as a “DIP Notes Creditor” in this Agreement (other than in this Section 10.32), shall no longer be deemed to refer to such Substitute DIP Notes Creditor, but shall refer to such Original DIP Notes Creditor, and such Original DIP Notes Creditor shall again have all the rights of an original holder of the Notes under this Agreement.

Section 10.33    DIP Order Governs. In the event of a conflict between any provision of this Agreement and the DIP Order, the DIP Order shall govern.

Article XI

Registration; Exchange; Substitution of Notes; Representation of the DIP Notes Creditors

Section 11.01    Registration of Notes. The Borrower hereby irrevocably appoints the Administrative Agent as Registrar to keep at the Administrative Agent’s office a register for the registration and registration of transfers of Notes (the “DIP Notes Creditor Register”) and to register and update the same, including to reflect the relevant information in accordance with the sale and purchase of Notes at each Closing. The name and address, date of registration of each holder, account details for payment, contact name, email address and phone number of each holder of Notes, the principal amount of each Class and Type of Notes issued to a holder and the date of its issue, the details of the date on which each Note is repaid, prepaid or cancelled and the same information in respect of each transferee of one or more Notes (including the date of each transfer, the names and addresses of all subsequent holders thereof), the date on which a person ceases to be a holder, and the principal amount of the Notes held by each holder shall be registered on the DIP Notes Creditor Register. Promptly upon the DIP Notes Creditor Register being updated for any holder, the Registrar shall give to the relevant holder a true, complete and correct copy of the updated DIP Notes Creditor Register in respect of such holder. If any holder of one or more Notes is a nominee, then (i) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (ii) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary. The Borrower shall give to any holder, and any Registrar shall give to the Borrower and such holder (without any need to seek the Borrower’s consent), promptly upon request therefor, a true, complete and correct copy of the names and addresses held on the DIP Notes Creditor Register in respect of such holder. This paragraph shall be construed so that the obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of U.S. Internal Revenue Code of 1986, as amended.

Section 11.02    Transfer and Exchange of Notes. Upon receipt of a written instrument of transfer substantially in the form set out in Exhibit H (an “Instrument of Transfer”) duly executed by the registered holder of a Note and each transferee and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof, within five (5) Business Days thereafter, the Registrar appointed by the Borrower (or, if no Registrar has been appointed, the Borrower) shall deliver, at the Borrower’s expense (except as provided below), one or more new Notes in exchange therefor in the form of electronic book-entry on the DIP Notes Creditor Register, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, provided that any such transfer or exchange must be made in compliance with the federal securities laws of the United States, including the Securities Act or other applicable law. Each such new Note shall be payable to such Person as such holder may request and shall be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Registrar. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Borrower may, by notice to the Registrar, require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes provided that any such amount shall be owing by the transferee of the applicable Note following the effectuation of any transfer and shall not be a condition precedent to the effectiveness of such transfer. Notes shall not be transferred in denominations of less than $1, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1. Neither the Registrar nor any holder shall be required to obtain the consent of the Borrower in connection with the transfer or exchange of any Note pursuant to this Section 11.02.

Section 11.03    Representation of the DIP Notes Creditors.

(a)    Each DIP Notes Creditor represents, for itself, that it is purchasing the Notes to be purchased by it solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to each DIP Notes Creditor’s right at all times to sell or otherwise dispose of all or any part of such Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, subject to the terms of this Agreement.

(b)    Each DIP Notes Creditor further represents, agrees and acknowledges, for itself, that it:

(i)    is knowledgeable, sophisticated and experienced in business and financial matters;

(ii)    has previously invested in Securities similar to the Notes;

(iii)    is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(iv)     is either (i) a “qualified institutional buyer,” as such term is defined in Rule 144A under the Securities Act, (ii) a non-U.S. person as defined under Regulation S under the Securities Act, or (iii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act;

(v)    did not employ any broker or finder in connection with the transactions contemplated in this Agreement;

(vi)     understands that:

(A)    the Notes have not been registered under the Securities Act and are being issued by the Borrower in transactions exempt from the registration requirements of the Securities Act and the Notes will not be registered under the Securities Act or any state or blue sky law; and

(B)    the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, subject to the terms relating to the restriction on sales in this Agreement;

(vii)    further understands that the exemption from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to the DIP Notes Creditor) promulgated under the Securities Act depends on the satisfaction of various conditions, which conditions may not be satisfied with respect to the Notes from time to time, or at any time, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts; and

(viii)    has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Notes, has made an independent decision to purchase the Notes based on the information concerning the business and financial condition of the Group, and other information available to it, which it has determined is adequate for that purpose.

Section 11.04    Successor Registrar. The provisions set forth in Section 9.09 shall apply mutatis mutandis to the Administrative Agent (or any successor administrative agent) in its capacity as Registrar.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPIRIT AIRLINES, INC., as the Borrower

By:	/s/ Fred Cromer
Name: Fred Cromer
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

SPIRIT IP CAYMAN LTD, as the Guarantor

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT LOYALTY CAYMAN LTD., as the Guarantor

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT FINANCE CAYMAN LTD, as the Guarantor

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT FINANCE CAYMAN 1 LTD, as the Guarantor

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT FINANCE CAYMAN 2 LTD, as the Guarantor

By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

[Signature Page to Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB as the Guarantor

By:	/s/ Craig Cramer
Name: Craig Cramer
Title: Relationship Manager

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Fronting Lender

By:	/s/ Erik Jerrard
Name: Erik Jerrard
Title: Director

[Signature Page to Credit Agreement]

ALLIANCEBERNSTEIN L.P., AS ADVISOR TO AND ON BEHALF OF THOSE FUNDS LISTED BELOW, each as a DIP Creditor

By:	/s/ Sara A. Murphy
Name: Sara A. Murphy
Title: Assistant Secretary

Fund	Legal Entity Name
ABHI	AB High Income Fund, Inc.
ACMAT	AB Bond Fund, Inc. - AB Income Fund
AIP	AllianceBernstein(Luxembourg) S.a.r.l., in its capacity as management company, for and on behalf of AB FCP I - American Income Portfolio
AWF2	AllianceBernstein Global High Income Fund, Inc.
DMAIGHY	AB SICAV I - All Market Income Portfolio
FMPCITI	AB SICAV III - Fixed Maturity Bond 2025 Portfolio
GHY	AllianceBernstein(Luxembourg) S.a.r.l., in its capacity as management company, for and on behalf of AB FCP I - Global High Yield Portfolio
GIPMAX	AB SICAV I - Global Income Portfolio
HYLUXOR	AB SICAV I - US High Yield Portfolio
JACMAT	G.A.S. (Cayman) Limited in its capacity as trustee of Amadeus Fund - AB Income Strategy Fund
MEMUSHY	Mizuho AB Trust Series - Mizuho US High Income Bond Fund
NMSICHY	State of New Mexico State Investment Council
SDHY	AB SICAV I - Short Duration High Yield Portfolio
SYFI	AB Active ETFs, Inc. - AB Short Duration High Yield ETF
TGHYB	AllianceBernstein Investments Taiwan Limited acting as agent and in its capacity as fund manager on behalf of ABITL Global High Yield Fund
TUSHYB	AllianceBernstein Investments Taiwan Limited acting as agent and in its capacity as fund manager on behalf of ABITL US High Yield Fund
USHYCIT	AB Collective Investment Trust Series - AB US High Yield Collective Trust
USMAIHY	AllianceBernstein Investments Taiwan Limited acting as agent and in its capacity as fund manager on behalf of ABITL US Umbrella Fund - ABITL US Multi-Asset Income Fund

[Signature Page to Credit Agreement]

EACH DIP CREDITOR LISTED IN ANNEX A1 By: Pacific Investment Management Company LLC, as investment manager or adviser

By:	/s/ David A. Forgash
Name: David A. Forgash
Title: Managing Director

1 The obligations arising out of this Agreement are several and not joint with respect to each DIP Creditor, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any DIP Creditor for the obliga tions of another. To the extent a DIP Creditor is a registered investment company (“Trust”) or a series thereof, a copy of the Decla ration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Dela ware. The obligations of or arising out of this Agreement are not binding upon any of such Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this Agreement is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf this Agreement is executed. If this Agreementis being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any series for the obligations of another.

PIMCO Funds: Global Investors Series plc and PIMCO Fixed Income Source ETFs plc are Irish umbrella companies with segregated lia bility between sub-funds. As a result, as a matter of Irish law, any lia bility attributable to a particular sub-fund may only be discharged out of the assets of that sub-fund and the assets of other sub-funds may not be used to satisfy the limited lia bility of that sub-fund.

The obligations of or arising out of this Agreement are not binding upon the trustee of PIMCO Cayman Trust (“Cayman Trust”) or any officer, director, employee, agent or servant or any other person appointed by the trustee, or unitholders individually, but are binding solely upon the assetsand property of Cayman Trust in accordance with their proportionate interest hereunder. If this Agreement is executed by or on behalf of Cayman Trust on behalf of one or more series of Cayman Trust, the assets and liabilities of each series of Cayman Trust are separate and distinct and the obligationsof or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf this Agreement is executed.

[Signature Page to Credit Agreement]

Annex A

Universal-Investment-Gesellschaft mbH acting for the account of APT-UNIVERSAL-FONDS Segment SAPT HYB

PIMCO Funds: Global Investors Series plc, Diversified Income Duration Hedged Fund

PIMCO Funds: Global Investors Series plc, Global High Yield Bond Fund

PIMCO Funds: Global Investors Series plc, US High Yield Bond Fund

PIMCO Cayman Trust: PIMCO Cayman Global High Income Fund

PIMCO ETFs plc, PIMCO US Short-Term High Yield Corporate Bond Index UCITS ETF

Tucson Supplemental Retirement System

Aon Collective Investment Trust

PIMCO Funds: Global Investors Series plc, Diversified Income Fund

PIMCO Funds: Global Investors Series plc, Global High Yield Bond ESG Fund

Retirement Plan for Employees of MultiCare Health System

O’Connor Event Driven UCITS Fund, a sub-fund of IAM Investments ICAV, as a DIP Creditor By: UBS Asset Management (Americas) LLC, its investment manager

By:	/s/ Connor Burke
Name: Connor Burke
Title: Executive Director

By:	/s/ Jennifer Edelheit
Name: Jennifer Edelheit
Title: Executive Director

[Signature Page to Credit Agreement]

SCHEDULES

Schedule 1.01A	—	[Reserved]
Schedule 1.01B	—	[Reserved]
Schedule 1.01C	—	[Reserved]
Schedule 1.01D	—	Guarantors
Schedule 1.01E	—	Milestones
Schedule 2.01	—	Term Commitments
Schedule 2.02	—	Note Commitments
Schedule 5.06	—	Litigation
Schedule 5.11	—	Subsidiaries and Other Equity Investments
Schedule 5.19	—	Insurance
Schedule 6.17	—	Transactions with Affiliates
Schedule 7.01(b)	—	Existing Liens
Schedule 7.02	—	Existing Investments
Schedule 7.03(c)	—	Existing Indebtedness
Schedule 7.05(g)	—	Specified Dispositions
Schedule 10.02	—	Administrative Agent’s Office; Certain Addresses for Notices

1